Exhibit 3

Execution Version

MARGIN LOAN AGREEMENT

dated as of August 6, 2020

among

SAR PUBLIC HOLDINGS, L.L.C.,
as Borrower,

and

THE LENDERS PARTY HERETO,

and

CITIBANK, N.A.
as Administrative Agent and as Calculation Agent

i

Schedule I — Commitments and Lender Information
Schedule II — List of Approved Assignee Lenders

EXHIBITS

Exhibit A — Form of Officer’s Certificate

Exhibit B — Form of Borrowing Notice

Exhibit C — Form of Security Agreement

Exhibit D — Form of Collateral Call Notice

Exhibit E-1 — Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit E-2 — Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes

Exhibit E-3 — Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit E-4 — Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes

Exhibit F — Form of Control Agreement

Exhibit G — Form of Sponsor Representation Letter

Exhibit H — Form of RCF Certificate

Exhibit I — Form of Capital Call Confirmation

Exhibit J — Form of Equity Commitment Letter

This MARGIN LOAN AGREEMENT dated as of August 6, 2020 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), by and among SAR Public Holdings, L.L.C., a special purpose vehicle organized under the laws of Delaware, as Borrower (“Borrower”), each Lender as set forth in Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Citibank, N.A., as Administrative Agent and Calculation Agent.

Borrower has requested that Lenders make loans to it in an aggregate principal amount not exceeding the Maximum Aggregate Commitment Amount (as hereinafter defined), and Lenders are prepared to make such loans upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advance owing to it pursuant to Section 7.01; provided that, if an Event of Default of the type specified in Section 7.01(h) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Collateral” means any of the following assets of Borrower, to the extent (x) such assets are held in or credited to any Collateral Account, subject to a first priority Lien in favor of the Applicable Lenders, not subject to any other Liens, other than Permitted Liens, and (y) the Collateral Requirement has been satisfied with respect thereto:

(a)                                 Cash and Cash Equivalents;

(b)                                 Shares and security entitlements (as defined in the UCC) in respect of Shares, in each case, that are Collateral Shares as of, and that have remained Collateral Shares continuously since the Closing Date (and Collateral Shares that are proceeds of such Collateral Shares), as long as:

(i)                                     such Shares are DTC Shares;

(ii)                                  such Shares and such security entitlements are not subject to any Transfer Restrictions (other than (A) any Transfer Restrictions that arise after the Closing Date solely due to the Borrower having become an “affiliate” (within the meaning of Rule 144) of the Issuer and for which an adjustment has been made under Section 8.01 or with respect to which the Calculation Agent determines that no such adjustment is necessary or (B) any Permitted Transfer Restrictions);

(iii)                               such Shares are not subject to any Restrictive Condition (other than Permitted Restrictive Conditions); and

(iv)                              such Shares are duly authorized, validly issued, fully paid and non-assessable; and

(c)                                  Other Acceptable Collateral.

“Acceptable Letter of Credit Issuer” means, at any time, any financial institution that is a lender eligible to provide letters of credit under the Amended and Restated Credit Agreement, dated as of September 22, 2017, by and among SOF-XI U.S. Institutional SAR Holdings, L.P., SOF-XI U.S. Mar Holdings, L.P., SOF-XI U.S. NRE Holdings, L.P., SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Public Mar Holdings, L.P., as borrowers, the guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other parties thereto, as amended, amended and restated, supplemented, waived or otherwise modified from time to time.

“Act” has the meaning specified in Section 8.16.

“Activities” has the meaning specified in Section 9.02(b).

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event, the date on which the Calculation Agent has notified Borrower of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) their determination that no such adjustments under Section 8.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, an Adjustment Trigger Date and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the fifth Business Day following such occurrence.

“Adjustment Trigger Date” means, each of (i) the date on which a Facility Adjustment Event occurs (as reasonably determined by the Calculation Agent) and (ii) any date on which a material change to, or termination of, a Facility Adjustment Event is announced by Issuer or a third party that is party to, or an Affiliate of a party to, the relevant proposed transaction or event or advisor to such party or Affiliate.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder, subject to Section 2.16.

“ADTV” means, in respect of any date of determination, the average daily trading volume of the Shares on the Exchange (excluding elements of such average daily trading volume that may be attributed to any block trade that occurs on any such Scheduled Trading Day and any after-hours trading or any other trading outside the regular trading session on any such Scheduled Trading Day) measured over a 60 Scheduled Trading Day period ending on (i) that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day that is not a Disrupted Day and (ii) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day, as determined by the Calculation Agent.

“ADTV Event” means, at any time ADTV is calculated, ADTV has fallen below the ADTV Reference.

“ADTV Reference” has the meaning specified in the Ratio Letter.

“Advance” has the meaning specified in Section 2.01.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that, except where expressly stated herein, in no event will any reference to an Affiliate of any Starwood Entity be deemed to refer to any limited partner therein.

“Affiliated Lender” has the meaning specified in Section 8.08(a).

“Agent” means each of Administrative Agent and Calculation Agent.

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into a joinder to the Security Agreement and a Control Agreement with respect to the Collateral securing the Obligations owing to it or in the case of Section 7.04, who has not been named as a direct beneficiary of all Eligible Letters of Credit. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Agent’s Group” has the meaning specified in Section 9.02(b).

“Aggregate Collateral Share Value” means, at any time, the product of (a) the number of Collateral Shares that constitute Acceptable Collateral, excluding any Collateral Shares that have been sold pursuant to any Permitted Sale Transaction and remain in any Collateral Account pending settlement thereof, multiplied by (b) the Market Price, in each case, at such time.

“Agreement” means this Margin Loan Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Subsidiaries, from time to time concerning or relating to bribery or corruption.

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Percentage” means, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advance divided by (b) the aggregate principal amount of the Advances owed to all Lenders.

“Applicable Rate” means, with respect to any Interest Period, LIBOR with respect to such Interest Period plus the Spread; provided that if LIBOR cannot be determined with respect to such Interest Period for whatever reason, Applicable Rate means, with respect to each day in such Interest Period, a rate per annum equal to (a) the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% plus (b) the Spread.  Any change in the Applicable Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Available Dividend Amount” means, at any time, initially, zero Dollars, (i) as increased, from time to time, by the aggregate amount of Cash dividends received in the Collateral Accounts and (ii) as reduced, from time to time, but not below zero Dollars, by (a) the aggregate amount of any Collateral consisting of Cash dividends withdrawn from the Collateral Accounts pursuant to Section 2.09(d)(i), and (b) the aggregate amount of any payments of interest on the Advances made with Cash withdrawn from, or that but for such payment would have been required to be credited to, the Collateral Accounts.

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking

Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership contemplated by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. §1010.230.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee of such board duly authorized to act for it hereunder; (b) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing Notice” has the meaning specified in Section 2.02(a).

“Business Day” means any day (x) that is not a Saturday, Sunday or other day on which commercial banks in New York City, United States are authorized or required by law to remain closed and (y) if such day relates to any interest rate setting for any Advance or any payments in respect of any Advance, on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent” means, initially, Citibank, N.A., acting in accordance with Section 8.19, subject to Section 2.16.

“Cash” means all cash in Dollars.

“Cash Equivalents” means any readily marketable (i) direct obligations of the Government of the United States or (ii) (a) obligations of any agency or instrumentality thereof or (b) any other obligations, in the case of sub-clause (ii)(a) or (b), that are unconditionally guaranteed by the full faith and credit of the Government of the United States, and that, in the case of clause (i) or (ii), have a maturity of not greater than 12 months from the date of transfer thereof into any Collateral Account.

“Capital Call Confirmation Package” means, with respect to any Collateral Shortfall or Mandatory Prepayment Event, the following:

(a)                                 a written confirmation by Sponsors substantially in the form of Exhibit I, stating that it has called capital from Sponsors’ limited partners in an aggregate amount at least equal to the applicable Collateral Shortfall Cure Amount;

(b)                                 an Equity Commitment Letter evidencing the commitment of Sponsors to transfer Cash in an aggregate amount at least equal to the applicable Collateral Shortfall Cure Amount into the Collateral Accounts (such transfer being deemed to constitute a contribution of such amount to SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI

U.S. Institutional SAR Holdings, L.P. and a subsequent contribution of such amount from SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Institutional SAR Holdings, L.P. to Borrower) on a Pro Rata Basis as promptly as practicable, but in no event later than the applicable Extended Cure Time and containing, among other representations, a representation that Sponsors are entitled under its Organization Documents to call capital from its limited partners for such purpose in an aggregate amount at least equal to such amount;

(c)                                  a copy of the quarterly balance sheet and income statement of Sponsors for the quarter most recently ended that is available for distribution to Sponsors’ limited partners (which may be included in a combined financial statement with its Affiliates) in a form substantially similar to what has been previously provided to Administrative Agent, together with a representation from Sponsors that such balance sheet and income statement fairly present, in all material respects in accordance with GAAP, the financial condition (as of the date thereof) and results of operations (for the relevant fiscal period), respectively, of Sponsors, subject if applicable to normal year-end adjustments and the absence of footnotes; and

(d)                                 if not included in the financial statements described in clause (c) above, a summary statement of Sponsors’ net asset value (exclusive of any value attributable to the Collateral Shares) as of the date of such financial statements and of the aggregate amount of its uncalled capital commitments, which must be at least equal to the applicable Collateral Shortfall Cure Amount.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty (including any rules or regulations issued under or implementing any existing law), (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) the compliance by Lender (or, for purposes of Section 2.10(b), by any lending office of Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the Sponsors collectively ceases at any time to (whether directly or indirectly) (i) have the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to cast, or control the casting, of more than half of the votes that might be cast at a general shareholders’ meeting of Borrower and appoint or remove a majority of the directors, managers or other equivalent officers of Borrower and (ii) hold more than half of the issued share capital of Borrower.

“Charges” has the meaning specified in Section 8.17.

“Closing Date” means the first Business Day on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived in accordance with Section 8.01 of this Agreement prior to 10:00 a.m. on such Business Day.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price (or if no closing sale price is reported after the regular trading session on the Exchange, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Share on the Exchange on such Scheduled Trading Day, as reasonably determined by the Calculation Agent.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning specified in the Security Agreement.

“Collateral Accounts” means each of the “Collateral Accounts” specified in the Security Agreement and with respect to which a Control Agreement is in effect.

“Collateral Call Notice” has the meaning specified in Section 2.09(c).

“Collateral Call Notice Deadline” means 8:00 p.m.

“Collateral Requirement” means, at any time with respect to any Collateral, that all steps, if any, required under applicable Law or reasonably requested by any Applicable Lender shall have been taken to ensure that the Security Documents create valid, first priority, perfected Liens (subject only to Permitted Liens) on such Collateral that is perfected by control (within the meaning of the UCC), to the extent such Collateral is capable of perfection by control under the UCC or (ii) filing of a UCC financing statement, to the extent such Collateral is not capable of perfection by control under the UCC.

“Collateral Shares” means any Shares held in or credited to any Collateral Account.

“Collateral Shortfall” means, as of the close of the regular trading session on the Exchange on any Scheduled Trading Day, that the LTV Ratio is greater than the applicable LTV Margin Call Level; provided that for the purpose of determining whether a Collateral Shortfall has occurred on each Scheduled Trading Day following the date on which a Collateral Call Notice is given but prior to the Notice Deadline that relates to a Collateral Shortfall that has not yet been cured, (i) if Borrower has notified Administrative Agent and each Lender prior to the Notice Deadline of the manner in which it intends to cure the Collateral Shortfall in accordance with the provisions of this Agreement, “Net Obligations” shall be determined as if such Collateral Shortfall had been cured on such first Scheduled Trading Day through the posting of the types and amounts of Collateral specified therein and (ii) otherwise, “Net Obligations” shall be determined as if such Collateral Shortfall had been cured on such Scheduled Trading Day through the posting of Cash constituting Acceptable Collateral in an amount equal to the relevant Collateral Shortfall Cure Amount.  A Collateral Shortfall shall be considered “cured” at the time, following such Collateral Shortfall, that Borrower has taken actions described in Section 2.09(c) in an amount sufficient to cause the LTV Ratio (determined based on the Market Price at the time such Collateral Call Notice is delivered) to be equal to or less than the LTV Reset Level; and, if more than one Collateral Shortfall remains un-cured, then for purposes of determining when any such Collateral Shortfall is cured, any Cash or Cash Equivalents posted as Collateral, net proceeds from Permitted Sale Transactions or payments of principal of, or interest on, the Advances will be deemed to relate to the earliest such un-cured Collateral Shortfall until cured.

“Collateral Shortfall Cure Amount” has the meaning specified in Section 2.09(d).

“Commitment” means, with respect to each Lender, the commitment of such Lender, subject to the terms and conditions set forth herein, to make its Advance hereunder on the Closing Date in the principal amount set forth on Schedule I.

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreements” means those certain account control agreements, in each case, dated as of the Closing Date (or any later date on which any Person becomes an Applicable Lender), among Borrower, Custodian and an Applicable Lender, substantially in the form of Exhibit F or in another form as agreed between Borrower, Custodian and such Applicable Lender (as amended, modified or supplemented or replaced from time to time).

“Cure Time” means, in respect of any Collateral Shortfall or any Mandatory Prepayment Event, 3:00 p.m. on the second Business Day following the Scheduled Trading Day on which the related Collateral Call Notice or the Mandatory Prepayment Event Notice, as applicable, is given; provided that if any Collateral Call Notice or the Mandatory Prepayment Event Notice, as applicable, is given on a day that is not a Scheduled Trading Day, such Collateral Call Notice or the Mandatory Prepayment Event Notice, as applicable, shall be deemed to have been given at the open of business on the immediately following Scheduled Trading Day.

“Custodian” has the meaning specified in the Control Agreements.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would, unless cured or waived, be an Event of Default.

“Delisting” means the Exchange announces that, pursuant to the rules of the Exchange, the Shares have ceased or will cease to be listed, traded, or publicly quoted on the Exchange for any reason, and no other Designated Exchange has announced that it has accepted the Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market, or (in each case) any successor thereto.

“Disrupted Day” means any Scheduled Trading Day on which, due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, the Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depository Trust Company, a New York corporation, or its successor.

“DTC Shares” means Shares that are registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC and are allowed to be settled through DTC’s regular book-entry settlement services.

“Early Closure” means the closure on any Exchange Business Day of the Exchange prior to its scheduled closing time for such day unless such earlier closing time is announced by the Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange on such Exchange Business Day.

“Eligible Letter of Credit” means, at any time, an irrevocable letter of credit issued to an Applicable Lender by a Person that is, at such time, an Acceptable Letter of Credit Issuer in a Stated Amount of not less than $1 million and (i) that has an initial expiration date at least 364 days after its issue date; (ii) that permits drawing thereunder if not renewed, extended or replaced within 30 days of its expiry date; (iii) the account party of which is a Person other than Borrower; and (iv) that is in a form that is reasonably acceptable to the Applicable Lender; provided that, if, at any time following the issuance of an Eligible Letter of Credit, the issuer of such Eligible Letter of Credit repudiates the Eligible Letter of Credit, does not comply with any material payment obligation under such Eligible Letter of Credit or the Administrative Agent (acting on the instruction of any Applicable Lender) has notified Borrower that the issuer of such Eligible Letter of Credit has ceased to be an Acceptable Letter of Credit Issuer, such letter of credit shall cease to be an Eligible Letter of Credit.

“Equity Commitment Letter” means any equity commitment letter issued by Sponsors, and which is delivered to the Administrative Agent substantially in the form of Exhibit J.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including American depositary shares and partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. For the avoidance of doubt, when any provision of this Agreement relates to a past event or period of time, the term “ERISA Affiliate” includes any Person who was, as to the time of such past or period of time, an “ERISA Affiliate” within the meaning of the preceding sentence.

“ERISA Plan” has the meaning specified in Section 3.17.

“ESH REIT” has the meaning assigned to it in the definition of “Issuer.”

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The NASDAQ Global Select Market or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Shares on the Exchange on any Scheduled Trading Day as determined by the Calculation Agent in its reasonable discretion, or the inability of the Calculation Agent, on account of a trading suspension or otherwise, to determine the Market Price of the Shares by reference to transactions or bid or ask prices for the Shares on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in an Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.11(e) and (d) any withholding Taxes imposed under FATCA.

“Extended Cure Time” means, (a) in respect of a Collateral Shortfall or Mandatory Prepayment Event as to which an RCF Certificate has been delivered to Administrative Agent on or prior to the applicable Cure Time for such Collateral Shortfall or Mandatory Prepayment Event, as the case may be, the earliest of (i) 3:00 p.m. on the third Business Day immediately following such Cure Time, (ii) the time at which Administrative Agent notifies Borrower that it has determined that there is a reasonable likelihood that any of the representations and warranties set forth in the RCF Certificate was incorrect or misleading in any material respect or that any Sponsor has not complied with any covenant applicable to it set forth in the RCF Certificate in any material respect and (iii) the time of receipt of notice by Administrative Agent from any Sponsor that such Sponsor has received notice or has any other reason to believe that the contemplated funding specified in the RCF Certificate will not be consummated by 3:00 p.m. on the third Business Day immediately following such Cure Time or (b) in respect of a Collateral Shortfall or Mandatory Prepayment Event as to which a Capital Call Confirmation Package has been delivered to Administrative Agent on or prior to the applicable Cure Time for such Collateral Shortfall or Mandatory Prepayment Event, as the case may be, the earliest of (i) 3:00 p.m. on the twelfth Business Day immediately following such Cure Time, (ii) the time at which Administrative Agent notifies Borrower that it has determined that there is a reasonable likelihood that any of the representations and warranties set forth in the Capital Call Confirmation Package was incorrect or misleading in any material respect or that any Sponsor has not complied with any covenant applicable to it set forth in the Capital Call Confirmation Package in any material respect and (iii) the time of receipt of notice by Administrative Agent from any Sponsor that such Sponsor has received notice or has any other reason to believe that any of such Sponsor’s limited partners will not satisfy its obligations with respect to the relevant capital calls.

“Extended Stay America” has the meaning assigned to it in the definition of “Issuer.”

“Extraordinary Distribution” means any dividend, issuance or distribution by Issuer of cash, securities or property to holders of the Shares other than an Ordinary Cash Dividend or a Spin-off.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following:

(i)                                     (a) the bona fide announcement (by way of a public filing or a press release by the Issuer only) of any transaction or event that the Calculation Agent determines is reasonably likely to be consummated or completed and, if consummated or completed, would constitute a Tender Offer for the Shares or a Merger Event or the occurrence of any Tender Offer or Merger Event, (b) a Spin-off, Split-off or Extraordinary Distribution, or (c) the imposition of any withholding Tax with respect to the Collateral or upon a prospective sale or foreclosure of Collateral Shares (including, without limitation, as a result of a Change in Law or a change in tax status, jurisdiction, structure or location of material business activities of Issuer) (provided that, if such withholding Tax would be avoided or mitigated by a change in an applicable lending office, commercially reasonable steps were taken to designate another lending office in order to avoid or mitigate such imposition);

(ii)                                  (a) any subdivision, consolidation or reclassification of Shares, or any dividend of Shares in respect of Shares, (b) an event that results in any shareholder rights being distributed in respect of, or becoming separated from, Shares pursuant to a shareholder rights plan or similar transaction or arrangement or (c) any other event with a dilutive or concentrative effect on the theoretical value of the Shares;

(iii)                               any ADTV Event;

(iv)                              any transaction or event (including, without limitation, any Change in Law or any amendment to Issuer’s Organization Documents) shall have been consummated, completed or effected that results in the imposition of a Transfer Restriction or a Restrictive Condition on the Collateral Shares (other than Permitted Transfer Restrictions or Permitted Restrictive Conditions, in each case existing as of the Closing Date);

(v)                                 the failure or inability by Borrower to provide the IRS Form described in Section 2.11(h)(i); and

(vi)                              any Ownership Event.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing and any law, regulation or official rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funding Account” means the deposit account of Borrower to which Administrative Agent and each Lender is authorized by Borrower in the relevant Borrowing Notice to transfer the proceeds of any Advance requested pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “guarantee” as a verb has a corresponding meaning.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBOR.”

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Independent Director Services Contract” means that certain Corporate Services Agreement, dated as of August 6, 2020, among Starwood XI Management Holding GP, L.L.C. and Citadel SPV (USA) LLC, as amended, modified or supplemented or replaced from time to time.

“Ineligible Assignee” means (a) a natural person or (b) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Assignee if it (x) has not been established for the primary purpose of acquiring any Advances or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Information” has the meaning specified in Section 8.12.

“Initial LTV Ratio” has the meaning set forth in the Ratio Letter.

“Initial Margin Loan Documentation” means, collectively, this Agreement (including schedules and exhibits hereto), the Security Agreement, the Control Agreements, the Sponsor Representation Letter, the Ratio Letter, each dated as of the Closing Date, and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Insolvency Event” means, with respect to any Person, the occurrence of any event of the type set forth in Section 7.01(h) (with references therein to “Borrower” being deemed replaced by references to such Person).

“Interest Period” means each period commencing on, and including (x) an Interest Payment Date or (y) in the case of the first such period the date of the Advances, and ending on, but excluding, the immediately following Interest Payment Date.

“Interest Payment Date” means March 31, June 30, September 30 and December 31 of each year and the Scheduled Maturity Date; provided that if any Interest Payment Date would fall on a day other than a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date shall fall on the next preceding Business Day.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which that LIBO Screen Rate is available that exceeds the Impacted Interest Period, in each case, at such time.

“IRS” means the United States Internal Revenue Service.

“Issuer” means Extended Stay America, Inc., a corporation organized under the laws of Delaware (“Extended Stay America”) and ESH Hospitality, Inc., a corporation organized under the laws of Delaware (“ESH REIT”), and unless otherwise indicated or the context requires, the term “Issuer” refers to Extended Stay America and ESH REIT collectively.

“Issuer Event” means the occurrence of one or more of the following:

(a)                                 the occurrence of any Merger Event;

(b)                                 any Governmental Authority shall have condemned, nationalized, seized, or otherwise expropriated all or any substantial part of the property, shares of capital stock or equity or other assets of Issuer, or shall have announced that it will take any such action;

(c)                                  any event or transaction that if consummated or completed would constitute a Delisting shall have been announced, or a Delisting shall have occurred;

(d)                                 at any time, the Market Price shall be equal to or less than the Minimum Market Price;

(e)                                  any Insolvency Event with respect to Issuer; or

(f)                                   an Issuer Trading Suspension shall have occurred.

“Issuer Trading Suspension” means the occurrence of three consecutive Disrupted Days.

“Judgment Currency” has the meaning specified in Section 8.15.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto.

“Lender Appointment Period” has the meaning specified in Section 9.06.

“LIBOR” means, with respect to any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Lender; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, on the date two (2) Business Days prior to the first day of the relevant Interest Period, as the rate for Dollars for such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, then such rate shall be deemed to be zero for the purposes of this Agreement; and provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then “LIBOR” shall be the Interpolated Rate, except that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBOR.”

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“LTV Margin Call Level” has the meaning set forth in the Ratio Letter.

“LTV Ratio” means, at any time, the quotient (expressed as a percentage) of (a) the Net Obligations, divided by (b) the sum of (i) the Aggregate Collateral Share Value and (ii) the Other Acceptable Collateral Adjusted Value, in each case, at such time.

“LTV Reset Level” has the meaning set forth in the Ratio Letter.

“Make Whole Amount” means, with respect to any voluntary prepayment of an Advance by Borrower, in whole or in part, pursuant to a Refinancing Transaction, an amount equal to the product of (a) the principal amount of such Advance being prepaid, (b) the Spread and (c) the number of calendar days from, and including, the date of such prepayment to, and including, the Make Whole End Date divided by 360.

“Make Whole End Date” means the date that is the six (6) calendar months after the Closing Date.

“Mandatory Prepayment Event” means the occurrence of any of the following: (a) a Change of Control; (b) an Issuer Event, (c) any Facility Adjustment Event for which the Calculation Agent determines in a commercially reasonable manner that no adjustment that they could make to the terms of the Facility pursuant to Section 8.01 will produce a commercially reasonable result to account for the effect on Lender or the Facility of such Facility Adjustment Event or (d) entry into a Restricted Transaction.

“Mandatory Prepayment Event Notice” has the meaning specified in Section 2.09(b).

“Margin Loan Documentation” means, collectively, this Agreement (including schedules and exhibits hereto), the Security Agreement, any Control Agreement, the Sponsor Representation Letter, the Ratio Letter, each Borrowing Notice, each RCF Certificate and each Capital Call Confirmation Package and each agreement delivered under Section 5.08, in each case, including any amendments, modifications or supplements thereto.

“Margin Regulation” means Regulation U or X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption.

“Market Price” means, at any time on any date of determination, the most recent Closing Sale Price; provided that the “Market Price” on any Disrupted Day shall be the Value of the Collateral Shares, expressed on a per Share basis.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of Borrower, (b) the ability of Borrower to perform its obligations under the Margin Loan Documentation, (c) the Collateral, Lenders’ Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lenders under this Agreement or any other Margin Loan Documentation.

“Material Indebtedness” means all Indebtedness in excess of the Threshold Amount.

“Material Nonpublic Information” means information regarding Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Shares.

“Maturity Date” means the earlier of: (a) the Scheduled Maturity Date; and (b) the date on which the outstanding principal amount of an Advance otherwise becomes due in full pursuant to this Agreement.

“Maximum Aggregate Commitment Amount” means the aggregate principal amount of all of Lenders’ Commitments.

“Maximum Rate” has the meaning specified in Section 8.17.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, (a) a reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another Person, (b)(i) a consolidation, amalgamation, merger or binding share exchange of Issuer with or into, or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person, or any transaction similar to the foregoing (other than, in each case, a consolidation, amalgamation, merger or binding share exchange in which Issuer is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property) or (ii) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by Issuer or any Subsidiary thereof, excluding (A) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (B) any transaction for which (x)  Issuer or the relevant Subsidiary is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property, and (y) either (i) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer or (ii) such transaction will not have a material effect on the volatility, liquidity, trading volume or borrowing cost of the Shares or the credit quality of Issuer or the relevant Subsidiary, in each case, as of the date on which the transaction is announced, as reasonably determined by the Calculation Agent, or (c) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains 100% of the outstanding Shares (other than such Shares owned or controlled by such other Person), in each case, as reasonably determined by the Calculation Agent.

“Minimum Market Price” has the meaning set forth in the Ratio Letter.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which Borrower, Sponsors or any of their respective ERISA Affiliates has any liability or any reasonable expectation of liability.

“Multiple Employer Plan” means a Pension Plan that has two or more contributing sponsors (including Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Obligations” means, at any time, (a) the then-outstanding principal amount of all Advances and all accrued and unpaid interest thereon, less (b) the sum of: (i) the face amount of all Cash then constituting Acceptable Collateral; (ii) the Value of all Cash Equivalents then constituting Acceptable Collateral; (iii) the aggregate Stated Amount under all Eligible Letters of Credit that have been provided to the Applicable Lenders; and (iv) the aggregate net proceeds to be deposited to the Collateral Accounts for all Permitted Sale Transactions (if any) that have been executed prior to such time as to which the scheduled settlement date (or, if earlier, the actual settlement date) has not occurred as of such time.

“Notice Deadline” has the meaning specified in Section 2.09(c).

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Cash Dividends” means any (i) dividend designated as such by Issuer’s board of directors and (ii) other dividend reasonably determined by the Calculation Agent to constitute an ordinary cash dividend.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Acceptable Collateral” means any securities, instruments or property other than Shares, Cash Equivalents or Cash as to which Lenders have notified Borrower in writing in their sole discretion that such securities, instruments or property are Acceptable Collateral.

“Other Acceptable Collateral Adjusted Value” means, at any time, the aggregate sum, for each type of Other Acceptable Collateral, of the product of (i) the number of units of such type of Other Acceptable Collateral that constitute Acceptable Collateral, (ii) the Value, expressed on a per unit basis, of such type of Other Acceptable Collateral and (iii) the applicable valuation percentage (which shall be agreed between Borrower and Calculation Agent prior to such Other Acceptable Collateral becoming Acceptable Collateral) for such type of Other Acceptable Collateral, in each case, at such time.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made under Section 2.11(j)).

“Ownership Event” means the occurrence of any of the following: (a) Borrower becomes an “affiliate” of the Issuer within the meaning of Rule 144, (b) Borrower becomes an “insider” of the Issuer within the meaning of Section 16 of the Exchange Act, or (c) Borrower’s Beneficial Ownership or Borrower Group’s “long” position in the Shares (including through stock ownership, or synthetically through swaps, forwards, options, other derivative positions, other call equivalent positions (as defined in Rule 16a-1 under the Exchange Act), whether cash or physically settled or otherwise, whether or not these positions convey “beneficial ownership” within the meaning of Rule 13d-3 or 13d-5 under the Exchange Act, and calculated without netting against any short positions) exceeds 9.9% of the total Shares outstanding. For this purpose, “Borrower’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Borrower, together with any of its affiliates or other person subject to aggregation with Borrower under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Borrower or any such affiliate or other person is or may be deemed to be a part (Borrower and any such affiliates, persons and groups, collectively, “Borrower Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under, if applicable, Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number).

“Participant” has the meaning specified in Section 8.08(c).

“Participant Register” has the meaning specified in Section 8.08(d).

“Pension Plan” means any employee pension benefit plan (including a Multiemployer Plan or a Multiple Employer Plan) that is sponsored, maintained or contributed to by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate otherwise has any liability or reasonable expectation of liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due and payable that, in the case of Liens on the Collateral, are junior to the Liens granted to the Secured Parties pursuant to the Margin Loan Documentation, (b) Liens granted to the Secured Parties or the Custodian pursuant to the Margin Loan Documentation, (c) Liens routinely imposed on all securities by the Custodian, to the extent permitted under any Control Agreement and (d) with respect to any deposit account of Borrower that does not constitute, or contain, Collateral, any customary Lien in favor of the depositary bank.

“Permitted Restrictive Condition” means any Restrictive Condition set forth in the Issuer’s Organization Documents.

“Permitted Sale Transaction” means a sale of Collateral Shares for Cash by Borrower at fair market value and on an arm’s-length basis, as long as:

(i)             Borrower first offers to engage Lenders or their respective Affiliates on a Pro Rata Basis to sell such Collateral Shares on Borrower’s behalf by delivering a written notice to Lenders stating (a) the number of Collateral Shares to be sold and (b) the terms and conditions of such sale;

(ii)          the scheduled settlement date for such sale is no later than the second Exchange Business Day (or, if such sale is executed after 4:00 p.m., the third Exchange Business Day) following execution of such sale (unless Lenders consent, in their sole discretion, to a later settlement date);

(iii)       no Default, Event of Default, Mandatory Prepayment Event or Adjustment Determination Period has occurred and is continuing at the time of such sale, or would result from such sale;

(iv)      Borrower represents to Lenders that it is not in possession of Material Nonpublic Information at the time of such sale and that the sale otherwise complies with applicable Law, Transfer Restrictions and Restrictive Conditions; and

(v)         Administrative Agent is reasonably satisfied that such sale is executed pursuant to documentation or other arrangements that provide for payment of the net sale proceeds directly into the Collateral Accounts on a delivery-versus-payment basis.

“Permitted Transfer Restriction” means any Transfer Restriction on the Shares as set forth in the Issuer’s Organization Documents.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided that if Administrative Agent does not publicly announce any such prime rate, the “Prime Rate” shall be an analogous rate reasonably determined by Administrative Agent.  Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by, or the allocation of Eligible Letters of Credit provided to the Administrative Agent for the benefit of, the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, $0.01 or item or unit of other securities or property, as applicable.

“Ratio Letter” means that certain Fee and Ratio Letter, dated as of the Closing Date, delivered by Lenders and acknowledged by Borrower prior to the execution of this Agreement.

“RCF Certificate” means a certificate issued by Sponsors, and which is substantially in the form set out in Exhibit H.

“Refinancing Transaction” means a transaction in which all or any portion of the Advances are voluntarily prepaid with the proceeds of an incurrence of Indebtedness for borrowed money by Borrower or its Affiliates.

“Register” has the meaning specified in Section 8.08(b).

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Requested Draw” has the meaning specified in Section 7.04.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50%, subject to Section 2.16.

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer or any vice president, secretary, assistant secretary or director of such Person.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person.

“Restricted Transaction” means, in respect of Borrower or any Affiliate thereof, (i) any financing transaction (other than the Transactions) secured by or referencing the Shares, (ii) any grant, occurrence or existence of any Lien or other encumbrance on the Shares, or (iii) any sale (other than a Permitted Sale Transaction),  swap, hedge (including by means of a physically- or cash-settled derivative or otherwise) or other direct or indirect transfer of any Shares or economic exposure thereto; provided that a sale of Shares by an Affiliate of Borrower at fair market value and on an arm’s length basis shall not be a Restricted Transaction as long as the LTV Ratio immediately prior to such sale is less than the level set forth in the Ratio Letter.

“Restrictive Condition” means (i) any shareholder’s agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares, and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares or to which a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject, including without limitation, any registration requirement, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the United Kingdom (irrespective of its status vis-à-vis the European Union), the European Union, or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union, or any European Union member state.

“Scheduled Maturity Date” means August 5, 2022 (or, if such day is not a Business Day, the immediately succeeding Business Day).

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, executed by Borrower, the Administrative Agent and each Lender party hereto, each substantially in the form of Exhibit C.

“Security Documents” means the Security Agreement and the Control Agreements.

“Separateness Provisions” has the meaning specified in Section 5.12.

“Set-off Party” has the meaning specified in Section 8.14.

“Shares” means the shares of common stock, par value $0.01 per share, of Extended Stay America and shares of Class B common stock, par value $0.01 per share, of ESH REIT, which are attached and traded together as a unit.

“Spin-off” means any distribution, issuance or dividend to holders of the Shares of any capital stock or other securities of another issuer owned (directly or indirectly) by Issuer or any Subsidiary thereof.

“Split-off” means any exchange offer by Issuer or any Subsidiary thereof for Shares in which the consideration to be delivered to exchanging holders of the Shares is capital stock or other securities of another issuer owned (directly or indirectly) by Issuer.

“Sponsor” means each of Starwood Opportunity Fund XI Global, L.P, Starwood Opportunity Fund XI U.S. Private SAR, L.P. and Starwood Opportunity Fund XI U.S. Institutional SAR, L.P.

“Sponsor Representation Letter” means that certain representation letter, dated as of the Closing Date, executed by Sponsors in favor of the Lenders from time to time party hereto, substantially in the form set forth in Exhibit G.

“Spread” means its value specified in the Ratio Letter.

“Starwood Entities” means Sponsors and any Affiliate of Sponsors (other than Borrower) that owns or to which a Starwood Entity transfers Shares; provided that in no event will any portfolio company of any of the foregoing that has not received Shares from the foregoing be included in the definition of “Starwood Entities”.

“Stated Amount” means, for any Eligible Letter of Credit, the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as reasonably determined by the Calculation Agent based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Calculation Agent, Administrative Agent, any Lender or any Affiliate of the foregoing).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but that, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event that results in any Person purchasing, or having beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of more than 20% of the outstanding voting shares of Issuer, as reasonably determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as the Calculation Agent deems relevant.

“Threshold Amount” means its value specified in the Ratio Letter.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of the Advances, together with accrued and unpaid interest thereon, the accrued and unpaid fees and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares.

“Transactions” means the execution, delivery and performance by Borrower and Sponsors of the Margin Loan Documentation to which it is a party, the grant of the security interest contemplated hereby or thereby, the borrowing of the Advances and other credit extensions and the use of the proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to sell, assign, pledge or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment, pledge or other transfer or enforcement for such item of Collateral be subject to limitations to address tax matters or be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act, as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of item of Collateral, as such terms are defined in Rule 144).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.11(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Value”, on any date of determination, means with respect to any Acceptable Collateral other than Cash, the net proceeds that a Lender would receive upon resale of such asset, as reasonably determined in good faith by the Calculation Agent.

Section 1.02.  Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03.  Terms Generally.

(a)                       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b)                       Article and Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only, are not part of this Agreement or any other Margin Loan Documentation and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement or any other Margin Loan Documentation.

(c)                        Subject to Section 8.19, determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Affiliates at “fair value,” as defined therein.

ARTICLE 2
AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01.  The Advances.

(a)                       Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan in Dollars to Borrower (each such loan, an “Advance”) on the Closing Date in the amount of such Lender’s Commitment as set forth on Schedule I hereto.

(b)                       The failure of any Lender to make an Advance required to be made by it shall not relieve the other Lender of its obligations hereunder.

Section 2.02.  Requests for Advances.

(a)                       (i) To request the Advances, Borrower shall notify Administrative Agent and each Lender of such request no later than 10:00 a.m. on the Closing Date.

(ii)                                  Such notice of a request for the Advances (a “Borrowing Notice”) shall be in writing in substantially the form of Exhibit B, specifying therein: (x) the date of such Advances, which shall be the Closing Date, (y) the aggregate amount of such Advances and (z) the Funding Account.  If a Borrowing Notice is not given by the time referred to in Section 2.02(a)(i) above, it shall be deemed to have been given on the next succeeding Business Day.

(b)                       The Borrowing Notice shall be irrevocable and binding on Borrower.

Section 2.03.  Funding of Borrowings.  Each Lender shall make each Advance to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds promptly and not later than 1:00 p.m. to the account of Administrative Agent most recently designated by it for such purpose by notice to Lenders.  Upon satisfaction of the applicable conditions set forth in Article 4, Administrative Agent will make all funds so received available to Borrower by crediting the amounts so received, in like funds as received by Administrative Agent, to the Funding Account not later than 6:00 p.m. on such funding date.

Section 2.04.  Reserved.

Section 2.05.  Repayment of Advances.  Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Maturity Date.  Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment.  After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility.

Section 2.06.  Interest.

(a)                                 Borrower shall pay interest on the outstanding principal amount of each Advance in Cash, which shall accrue from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal to the Applicable Rate, payable, subject to Section 5.10, quarterly in arrears for each Interest Period on the Interest Payment Date immediately following the end of such Interest Period.  The total amount of interest due on each such day shall be computed by Administrative Agent on the immediately preceding Business Day.  The Applicable Rate shall be computed by Administrative Agent based on a year of 360 days and the actual number of days elapsed in the Interest Period for which interest is payable; provided that if the Applicable Rate is calculated based on the Alternate Rate, the Applicable Rate shall be computed by Administrative Agent based on a year of 365 or 366 days, as applicable, and the actual number of days elapsed in the Interest Period for which interest is payable.

(b)                                 Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, Administrative Agent may, at its option, by notice to Borrower, declare that all Advances and any other amount outstanding hereunder shall bear interest at 2% plus the Applicable Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

Section 2.07.  Fees.  Upon any voluntary prepayment of the Advances by Borrower prior to the Make Whole End Date in accordance with Section 2.09(a), in whole or in part, pursuant to a Refinancing Transaction, Borrower shall pay the related Make Whole Amount on the date such prepayment is due.

Section 2.08.  Interest Rate Determinations.  Administrative Agent shall, upon request, give notice to Borrower and each Lender of the applicable interest rates for the purposes of Section 2.06 and any calculation related thereto.

Section 2.09.  Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral.

(a)                                 Borrower may prepay the outstanding principal amounts of the Advances, in whole or in part, in an amount equal to the sum of (i) the principal amount of the Advances being prepaid, (ii) any applicable Make Whole Amount, if due and payable as a result of a Refinancing Transaction, and (iii) accrued interest to the date of such prepayment on the amount prepaid, upon irrevocable notice thereof to Administrative Agent, who shall give to each Lender prompt notice thereof; provided that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advances shall be in an aggregate principal amount of at least

$5,000,000 or a whole multiple of $1,000,000 in excess thereof. Such notice shall be given to Administrative Agent by Borrower not later than 11:00 a.m. on the date five (5) Business Days prior to the date of any such prepayment.  For the avoidance of doubt, no Make Whole Amount is payable if the date of prepayment under this clause (a) falls on or after the Make Whole End Date.

(b)                                 Following the occurrence of any Mandatory Prepayment Event, any Lender may notify Borrower, by providing written notice to Borrower, Administrative Agent and all other Lenders, that it is requiring a prepayment pursuant to this Section 2.09(b) in connection therewith (a “Mandatory Prepayment Event Notice”). Not later than 2:00 p.m. on the first Business Day following such Mandatory Prepayment Event Notice, Borrower shall give notice to Administrative Agent and each Lender (which notice may be given by email) providing a non-binding statement of the manner in which Borrower intends to satisfy the payment obligation set forth in the immediately following sentence.  On or prior to the Cure Time, Borrower shall (A) pay to Administrative Agent in accordance with Section 2.15 the Total Accrued Loan Amount in respect of Lender or Lenders delivering such Mandatory Prepayment Event Notice, (B) deliver or procure the delivery to Administrative Agent of an RCF Certificate in an amount not less than the Total Accrued Loan Amount in respect of Lender or Lenders delivering such Mandatory Prepayment Event Notice and pay to Administrative Agent in accordance with Section 2.15 the Total Accrued Loan Amount (including, for the avoidance of doubt, any interest on the Advances accrued and unpaid through the Extended Cure Time) in respect of Lender or Lenders delivering such Mandatory Prepayment Event Notice on or prior to the Extended Cure Time or (C) deliver or procure the delivery to Administrative Agent of a Capital Call Confirmation Package in an amount not less than the Total Accrued Loan Amount in respect of Lender or Lenders delivering such Mandatory Prepayment Event Notice and pay to Administrative Agent in accordance with Section 2.15 the Total Accrued Loan Amount (including, for the avoidance of doubt, any interest on the Advances accrued and unpaid through the Extended Cure Time) in respect of Lender or Lenders delivering such Mandatory Prepayment Event Notice on or prior to the Extended Cure Time.  On the Cure Time, all Commitments shall immediately be terminated.

(c)                                  If a Collateral Shortfall occurs, any Lender may deliver a notice to Borrower (with a copy to Administrative Agent and all other Lenders) of the occurrence of such Collateral Shortfall substantially in the form of Exhibit D hereto (such notice, a “Collateral Call Notice”); provided that, if the Collateral Call Notice is delivered on a day that is not a Business Day, such Collateral Call Notice shall be deemed to have been delivered on the immediately following Business Day.  If a Lender gives a Collateral Call Notice to Borrower, Borrower shall

(i)                                     prior to the Cure Time, take one or more of the following actions in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Market Price at the time such Collateral Call Notice is given) to be less than or equal to the LTV Reset Level (the “Collateral Shortfall Cure Amount”) by:

(A)                                         prepaying the outstanding Advances on a Pro Rata Basis pursuant to Section 2.09(a) (without regard to minimum amount and notice requirements specified therein);

(B)                               depositing Cash or Cash Equivalents into the Collateral Accounts and/or providing Eligible Letters of Credit pursuant to Section 2.09(e) (without regard to notice requirements specified therein);

(C)                               depositing into the Collateral Account and/or providing to Lenders (as applicable) any Other Acceptable Collateral in a form and manner satisfactory to Lenders;

(D)                               executing Permitted Sale Transactions on a Pro Rata Basis;

(E)                                delivering or procuring the delivery to Administrative Agent of an RCF Certificate in an amount not less than the Collateral Shortfall Cure Amount, and either prepay the outstanding Advances on a Pro Rata Basis pursuant to Section 2.09(a) (without regard to minimum amount and notice requirements specified therein) or deposit Cash into the Collateral Accounts pursuant to Section 2.09(e) (without regard to notice requirements specified therein) on or prior to the Extended Cure Time; and/or

(F)                                 delivering or procuring the delivery to Administrative Agent of a Capital Call Confirmation Package in an amount not less than the Collateral Shortfall Cure Amount, and either prepay the outstanding Advances on a Pro Rata Basis pursuant to Section 2.09(a) (without regard to minimum amount and notice requirements specified therein) or deposit Cash into the Collateral Accounts pursuant to Section 2.09(e) (without regard to notice requirements specified therein) on or prior to the Extended Cure Time.

(ii)                                  not later than 2:00 p.m. on the first Business Day following a Collateral Call Notice being given (the “Notice Deadline”), give notice to Administrative Agent and each Lender (which notice may be given by email) acknowledging Borrower’s receipt of such Collateral Call Notice and providing a non-binding statement of the manner in which Borrower will cure any Collateral Shortfall prior to the Cure Time or the Extended Cure Time, as applicable.

(d)                                 Borrower shall not withdraw any Collateral from any Collateral Account or request the reduction, cancellation or return of any outstanding Eligible Letter of Credit, except that, upon written notice thereof delivered to Administrative Agent (who shall give to each Lender prompt notice thereof) on or before 11:00 a.m. on the Exchange Business Day prior to the requested date of the release:

(i)                                     Borrower shall be permitted to request the release of Cash on a Pro Rata Basis in an aggregate amount not greater than the then-current Available Dividend Amount, as long as (x) the LTV Ratio at the time of such request is, and immediately following such release will be, less than or equal to the LTV Reset Level and (y) any payments that are, or within two Business Days will be, required to be made under Section 5.10 have been made;

(ii)                                  Borrower shall be permitted to request the release of Collateral Shares from the Collateral Accounts on a Pro Rata Basis for the purpose of settling any

Permitted Sale Transaction, as long as such release occurs on a delivery-versus-payment basis or pursuant to escrow arrangements reasonably acceptable to the applicable Lender against deposit of the net sale proceeds of such Permitted Sale Transaction into the applicable Collateral Account;

(iii)                               Borrower shall be permitted to request a transfer of Collateral consisting of Cash on a Pro Rata Basis from the Collateral Accounts to Administrative Agent in accordance with Section 2.15 to make any payment required under Section 5.10;

(iv)                              Borrower shall be permitted to request the release on a Pro Rata Basis of (x) Cash or Cash Equivalents if the LTV Ratio at the time of such request and for the preceding five consecutive Exchange Business Days is less than or equal to the LTV Reset Level, and immediately following such release will be less than or equal to the LTV Reset Level and/or (y) Cash deposited in the Collateral Accounts from the proceeds of a Permitted Sale Transaction if the LTV Ratio immediately following such release is less than or equal to the LTV Reset level; and

(v)                                 Borrower shall be permitted to request the reduction, cancellation or return of any outstanding Eligible Letter of Credit on a Pro Rata Basis (x) if the LTV Ratio at the time of such request and for the preceding five consecutive Exchange Business Days is less than or equal to the LTV Reset Level, and immediately following such release will be less than or equal to the LTV Reset Level and/or (y) if Borrower, on or prior to such request, posts Cash or Cash Equivalents and/or provides replacement Eligible Letters of Credit in an aggregate amount equal to the Stated Amount of such Eligible Letters of Credit requested to be reduced, cancelled or returned;

provided that, in the case of each of clauses (i), (ii), (iv) and (v) above, no Default, Event of Default, Mandatory Prepayment Event, Adjustment Determination Period or Collateral Shortfall shall have occurred and be continuing immediately prior to, or immediately following, such release.

(e)                                  Borrower may post Cash or Cash Equivalents to the Collateral Accounts or provide Eligible Letters of Credit on at least two Business Days’ notice to Administrative Agent; provided that each type of Acceptable Collateral shall be deposited to the Collateral Accounts on a Pro Rata Basis and each Eligible Letter of Credit shall be issued for each Applicable Lender on a Pro Rata Basis on the same date; provided further that at any time at which the LTV Ratio is greater than the LTV Reset Level, Borrower may post Acceptable Collateral in the form of Cash to the Collateral Accounts or provide Eligible Letters of Credit other than pursuant to Section 2.09(c) only if the aggregate amount of such posted Acceptable Collateral and/or the Stated Amount of such Eligible Letters of Credit is sufficient to cause the LTV Ratio (determined based on the Market Price at the time such Acceptable Collateral is posted and/or Eligible Letters of Credit is provided) to be less than or equal to the LTV Reset Level.  If any Eligible Letter of Credit that is provided to an Applicable Lender expires and is not immediately renewed, extended or replaced with another Eligible Letter of Credit with an equivalent face amount, the Applicable Lender to which such Eligible Letter of Credit is provided is and shall be authorized to draw the full Stated Amount of such Eligible Letter of Credit and deposit the proceeds thereof into the applicable Collateral Account as Collateral.  Borrower shall use commercially reasonable efforts to (i) cause Issuer to deposit into, or credit to, the relevant Collateral Accounts, or, in the case of any property or assets other than Cash and securities entitlements, deliver to the Custodian (pursuant to the Applicable Lender’s reasonable delivery instructions), (A) any dividend or distribution paid or distributed on the Collateral Shares, (B) any securities or securities entitlements (x) exchanged for, or delivered upon conversion, of the Collateral Shares in a Merger Event or similar event or (y) delivered in respect of the Collateral Shares in connection with a Spin-off by Issuer or (C) any other Proceeds of Collateral Shares, and (ii) cause the net proceeds of any Permitted Sale Transaction to be deposited into the Collateral Accounts on a Pro Rata Basis. If any such Cash, securities, securities entitlements or other property or assets are received by Borrower or its Affiliates (other than in the Collateral Accounts) for any reason, Borrower shall, or shall use commercially reasonable efforts to cause such Affiliate to, as the case may be, make such deposit or delivery as promptly as practicable and in any event no later than two (2) Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.09(e). Borrower shall not tender any Collateral Shares in any tender or exchange offer without the consent of each Lender.

Section 2.10.  Increased Costs.

(a)                                 If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in LIBOR);

(ii)                                  impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or any Advance made by such Lender or participation therein; or

(iii)                               subject any Lender or any Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letter of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender or Administrative Agent of making or maintaining the Advances hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by such Lender or Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advance made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)                                  A certificate of Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.10 shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrower and shall be conclusive absent manifest error.  Borrower shall pay each Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.10 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate any Lender pursuant to this Section 2.10 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                                  All of the obligations of Borrower under this Section 2.10 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.11.  Taxes.

(a)                                 Any and all payments by or on account of any obligation of Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of Administrative Agent or Borrower) requires the deduction or withholding of any Tax from any such payment by the applicable withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) the applicable Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for, any Other Taxes.

(c)                                  As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.11, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)                                 Borrower shall indemnify each Lender and Agent, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Lender or Agent or required to be withheld or deducted from any payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  (i) If any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               if any Lender is a U.S. Person, it shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               if any Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by Borrower or Administrative Agent) on or prior to the date on which such Foreign Lender becomes Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed copies of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C)                               if a Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by Borrower or Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit

Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(f)                                   If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed.  This paragraph shall not be construed to require any Lender or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                  Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or the assignment of rights by, or a replacement of  a Lender, the termination of the Commitments and Facility and the repayment, satisfaction or discharge of all obligations under any Margin Loan Documentation.

(h)                                 (i) Borrower shall deliver to each Agent, on or before the Closing Date (and thereafter promptly from time to time upon the reasonable request of an Agent), a duly executed copy of IRS Form W-9 with respect to Borrower’s sole regarded owner for U.S. federal income tax purposes  Borrower shall promptly notify each Agent at any time it determines that it is no longer in a position to provide the IRS Form described in the preceding sentence.

(ii)                                  Borrower shall deliver (to the extent it is legally entitled to do so) to Administrative Agent, at the time or times reasonably requested by Administrative Agent, such properly completed and executed documentation as is reasonably requested by Administrative Agent in order to permit a Lender or Lenders to receive payments with respect to the Collateral or to exercise rights under Section 7.01 and the Security Documents in a manner that will avoid, to the extent possible, or minimize withholding Tax upon a disposition of any Collateral.

(i)                                     Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.08(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this paragraph (i).

(j)                                    If any Lender requests compensation under Section 2.10, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.11, then such Lender shall (at the request of Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10 or 2.11, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

Section 2.12.  Illegality.

(a)                                 Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain its Advance hereunder at LIBOR, the obligation of such Lender to make such Advance at LIBOR shall be terminated and such Advance shall become an Advance at the Alternate Rate either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain such Advance at LIBOR to such day, or immediately, if such Lender may not lawfully continue to maintain such Advance to such day.

(b)                                 Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrower and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain its Advance hereunder, the obligation of such Lender to make such Advance shall be terminated and such Advance, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable either on the last day of the then current Interest Period, if such Lender may lawfully continue to maintain such Advance to such day, or immediately, if such Lender may not lawfully continue to maintain such Advance to such day.

Section 2.13.  Break-Funding. In the event of the payment of any principal of an Advance other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or the failure to borrow, continue or prepay any Advance (or any portion thereof) on the date specified in any notice delivered pursuant hereto, then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of an Advance, such loss, cost or expense to the applicable Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Advance had such event not occurred, at the LIBOR that would have been applicable to such Advance, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of such Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to Administrative Agent, which shall deliver, or cause to be delivered, such certificate to Borrower and shall be conclusive absent manifest error.  Borrower shall pay each Lender the amount shown as due on any such certificate upon demand.  All of Borrower’s obligations under this Section 2.13 shall survive termination of the Facility or repayment of all other Obligations hereunder.

Section 2.14.  Evidence of Debt.

(a)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to Subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

Section 2.15.  Payments and Computations.

(a)                                 All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as expressly set forth herein (i) Borrower shall make each payment hereunder not later than 11:00 a.m. on the day when due in Dollars to, except as otherwise expressly provided herein, Administrative Agent in immediately available funds.  Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender, and (ii) all payments received by Administrative Agent after 11:00 a.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All such payments shall be made to Administrative Agent at its offices at 390 Greenwich Street, New York, NY 10013.

(b)                                 Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c)                                  All payments (including prepayments and any other amounts received hereunder or under the Security Documents in connection with the exercise of Administrative Agent’s or any Applicable Lender’s rights and remedies after an Event of Default) made by Borrower to Administrative Agent or any Lender under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order: (i) to any expenses and indemnities payable by Borrower to Administrative Agent or any Lender under any Margin Loan Documentation; (ii) to any accrued and unpaid interest and fees due under this Agreement; (iii) to principal payments on the outstanding Advances; and (iv) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation.

Section 2.16.  Accelerating Lenders.

(a)                                 Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i)                                     each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis á vis Borrower, shall be deemed to be:

(A)                               Administrative Agent and each Calculation Agent hereunder; and

(B)                               the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii)                                  solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis á vis Borrower:

(A)                               each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B)                               if Administrative Agent is an Accelerating Lender, a replacement therefor shall be selected from among Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b)                                 Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral or provide any Eligible Letter of Credit except on a Pro Rata Basis (without regard to clause (a) above).  For the avoidance of doubt, the application of proceeds received by a Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 1.01(b).

Section 2.17. Administrative Agent’s Clawback.

(a)                                 Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of the Advance that such Lender will not make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that each Lender that has a Commitment hereunder has made the relevant Advance available on the relevant date in accordance with  Section 2.01 and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made the relevant Advance available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at 1. in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and 2. in the case of a payment to be made by Borrower, the Applicable Rate.  If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays such Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)                                 Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due.  In such event, if Borrower has not in fact made such payment, then each of Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)                                  The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 8.04(f) are several and not joint.  The failure of any Lender to make an Advance or to make any payment under Section 8.04(f) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 8.04(f).

Section 2.18.  Rebalancing.

(a)                                 Subject to Section 2.16, if, on any date any Applicable Lender gives written notice to Administrative Agent, or Administrative Agent otherwise becomes aware, that any posting or release of Collateral did not occur on a Pro Rata Basis or the Collateral is not held on a Pro Rata Basis for any other reason, then on, or as promptly as practicable following, such date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Administrative Agent, to ensure that the Collateral is held on a Pro Rata Basis.  Each Applicable Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to the Custodian to effect such transfers.  Borrower hereby consents to, and to the extent necessary will cooperate in good faith with, such transfers.

(b)                                 Subject to Section 2.16, if, on any date any Applicable Lender gives written notice to Administrative Agent, or Administrative Agent otherwise becomes aware, that the aggregate Stated Amount of Eligible Letters of Credit provided to any Applicable Lender differs by more than $5 million from the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lenders and (y) the aggregate Stated Amount of Eligible Letters of Credit provided to all Applicable Lenders, then on, or as promptly as practicable following, such date Borrower shall replace Eligible Letters of Credit provided to the Applicable Lenders with Cash or Cash Equivalents and vice versa to the extent necessary to ensure that Eligible Letters of Credit and Cash and Cash Equivalents are held on a Pro Rata Basis (it being understood that the minimum stated amount of an Eligible Letter of Credit as set forth in the definition thereof shall not apply to the extent necessary to comply with this Section 2.14(d)). Each Lender hereby consents to, and agrees to cooperate in good faith to effect, such substitutions.

Section 2.19.  Effect of Benchmark Transition Event.

(a)                                 Notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this Section 2.19 will occur prior to the applicable Benchmark Transition Start Date.

(b)                                 Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)                                  Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.19.

(d)                                 Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any request for an Advance to be made during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for an Advance at the Alternate Rate.

(e)                                  Certain Defined Terms. As used in this Section 2.19:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent (acting under the direction of the Required Lenders) and Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Interest Period,” the definition of “Applicable Rate,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1)                                 in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2)                                 in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1)                                 a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2)                                 a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3)                                 a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with Section 2.19 and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this Section 2.19.

“Early Opt-in Election” means the occurrence of:

(1)                                 (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this Section 2.19, are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)                                 (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to Borrower and Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.”

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and Lenders that:

Section 3.01.  Organization; Powers.  Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.  All licenses, permits, approvals, concessions or other authorizations necessary for (i) the consummation of the Transactions and (ii) the conduct of the business of Borrower, have been duly obtained and are in full force and effect.

Section 3.02.  Authorization; Enforceability.  The Transactions are within Borrower’s powers, have been duly authorized by all necessary action under its Organization Documents and applicable Law.  Each document included in the Margin Loan Documentation to which Borrower is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.  Governmental Approvals; No Conflicts.Section 3.04  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (b) will not violate any Law applicable to Borrower or the Organization Documents of Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower and (d) will not result in the creation or imposition of any Lien on any asset of Borrower, except Liens created pursuant to the Margin Loan Documentation.

Section 3.04.  Financial Condition; No Material Adverse Change.  Borrower does not have (a) any assets other than the Collateral, Cash, Cash Equivalents or (b) any obligations (including contingent obligations), Indebtedness or liabilities, other than the Obligations.

Section 3.05. Litigation Matters.  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened against or affecting Borrower (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06.  Compliance with Laws, Organization Documents and Agreements.  Borrower is in compliance with (a) the requirements of all Laws in all material respects, (b) its Organization Documents in all respects and (c) all orders, writs, injunctions and decrees applicable to it or to its properties in all material respects.  Borrower is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.  No Default, Event of Default, Mandatory Prepayment Event or Adjustment Determination Period has occurred and is continuing.

Section 3.07.  Investment Company Status.  Borrower is not, and after giving effect to the contemplated Transactions, will not be required to register as an “investment company” or be a Person “controlled by” an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as amended.

Section 3.08.  Taxes.  Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Borrower has timely filed all tax returns that are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed with regard to it or its properties.  There is no proposed Tax assessment against Borrower that would reasonably be expected to subject the Collateral to forfeiture or loss.  Borrower is a “domestic partnership” within the meaning of Section 7701(a)(30) of the Code.

Section 3.09.  Disclosure.  Borrower has disclosed to each Agent and Lender (A)(i) all agreements, instruments and corporate or other restrictions to which it or any of its Affiliates is subject that purport to restrict (x) the ability of Borrower to incur indebtedness or liens or take any other actions, or engage in any other transactions, of the type contemplated by the Margin Loan Documentation, or (y) the Collateral Shares and (ii) all matters known to it (including any agreements, instruments and other restrictions to which it or any of its Affiliates is subject), that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and (B) any shareholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Shares.  All information provided with respect to Borrower and its Affiliates by or on behalf of Borrower to each Agent and Lender in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the transactions contemplated hereby and thereby, was, on or as of the applicable date of provision thereof, complete and correct in all material respects and did not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

Section 3.10.  Material Agreements.  Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is a party or that purports to restrict Borrower or any of its properties or assets.

Section 3.11.  Solvency.  (i) The sum of the liabilities (including contingent liabilities) of Borrower do not exceed the present fair saleable value of the present assets of Borrower, (ii) the fair value of the property of Borrower is greater than the total amount of liabilities (including contingent liabilities) of Borrower, (iii) the capital of Borrower is not unreasonably small in relation to its business as contemplated on the date hereof, and (iv) Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise). Borrower will not be rendered insolvent by the consummation of the Transactions.

Section 3.12.  Trading and Other Restrictions.

(a)                                 Borrower owns all of its assets (including the Collateral) free and clear of Liens, other than Permitted Liens. Borrower has not made nor consented to, and is not aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of the foregoing including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to the Secured Parties under the Margin Loan Documentation.

(b)                                 Borrower is not as of the date hereof, has not been at any time in the immediately preceding three months, an “affiliate” of the Issuer within the meaning of Rule 144 nor an “insider” of the Issuer within the meaning of Section 16 of the Exchange Act.

(c)                                  The Collateral Shares (i) are not subject to any Transfer Restrictions or Restrictive Conditions (other than Permitted Transfer Restrictions or Permitted Restrictive Conditions), (ii) are not subject to any shareholders agreement, investor rights agreements, or any other similar agreements or any voting or other contractual restrictions and (iii) have not been acquired from the Issuer or an “affiliate” (within the meaning of Rule 144) of the Issuer.

Section 3.13.  Anti Corruption Laws; Sanctions.  Borrower, the managers, officers, and directors of Borrower, and, to the knowledge of Borrower, employees and agents of Borrower, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) Borrower, (b) any manager, officer, or director of Borrower, or (c) to the knowledge of Borrower, any manager or employee of Borrower or agent of Borrower that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person.  No Advance or the use of proceeds thereof or the other Transactions will violate any Anti-Corruption Law or applicable Sanctions.

Section 3.14.  Capitalization and Subsidiaries.  Borrower has no Subsidiaries.

Section 3.15.  Material Nonpublic Information.  Borrower is not in possession of any Material Nonpublic Information with respect to Issuer or the Shares.

Section 3.16.  Restricted Transactions.  Neither Borrower nor any Affiliate thereof is a party to any Restricted Transaction.

Section 3.17.  ERISA.

(a)                                 The assets of Borrower do not constitute “plan assets,” within the meaning of 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA, or any Similar Law (“Plan Assets”) of (i) any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) any “plan” (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code, (iii) any employee benefit plan or plan that is not subject to Title I of ERISA or Section 4975 of the Code but is subject to any law, rule or regulation substantially similar to Section 406 of ERISA or Section 4975 of the Code that would be violated by the transactions contemplated hereunder (“Similar Law”) or (iv) an entity the underlying assets of which include assets of employee benefit plans or plans as a result of investments by such plans in the entity pursuant to Section 3(42) of ERISA (each of (i), (ii), (iii) and (iv), an “ERISA Plan”).

(b)                                 Neither Borrower or, except as would not reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate thereof (or any predecessor of any such entity), sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or has in the past six years sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise has any liability or reasonable expectation of liability with respect to any Pension Plan.

(c)                                  Assuming that no portion of the assets used by Lender in connection with the transactions contemplated under the Margin Loan Documentation constitutes Plan Assets, none of the Margin Loan Documentation or any transaction or other action contemplated thereunder should constitute a violation of any Similar Law or result in the imposition, directly or indirectly, of any liability upon Lender under any Similar Law.

Section 3.18.  Ownership of Property; Ownership of Shares.

(a)                                 As of the Closing Date, Borrower directly owns 16,694,265 Shares.

(b)                                 As of the Closing Date, the Starwood Entities do not own any Shares.

Section 3.19.  Activities Since Inception.

(a)                                 Borrower since its inception has not created, incurred, assumed or suffered to exist (x) any obligations (including contingent obligations), Indebtedness or liabilities, other than under the Margin Loan Documentation, or (y) any Lien on any of its assets, other than Permitted Liens;

(b)                                 Borrower is not, and since its inception has not, engaged in any business or activity, other than of the type expressly permitted under Section 6.03; and

(c)                    Borrower is not, and since its inception has not been, party to any agreement, other than agreements of the type expressly permitted under Section 6.16, and is not in default under any such agreement.

(d)                   Borrower is, and since its inception been, in compliance with the Separateness Provisions.

ARTICLE 4
CONDITIONS OF LENDING

Section 4.01.  Conditions Precedent to Advance.  The obligation of each Lender to make its Advance is subject to satisfaction or waiver by such Lender of the following conditions precedent:

(a)                   Administrative Agent and each Lender shall have received each of the following documents, duly executed, each dated as of the Closing Date (except in the case of lien searches, which shall be dated on or prior to the Closing Date), in each case, in form and substance reasonably satisfactory to Administrative Agent and each Lender:

(i)                                     duly executed counterparts of the Initial Margin Loan Documentation;

(ii)                                  a certificate of Borrower, dated the Closing Date and executed by a Responsible Officer of Borrower, which shall (A) certify the authorizations of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Initial Margin Loan Documentation to which it is a party and the Transactions to be consummated by it on such date, (B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of Borrower authorized to sign the Margin Loan Documentation, and (C) contain attachments limited to: (x) the Organization Documents of Borrower certified by the relevant authority of the jurisdiction of organization of Borrower, and (y) if applicable, a long form good standing certificate for Borrower from its jurisdiction of organization;

(iii)                               a certificate of a Responsible Officer of Borrower in the form of Exhibit A hereto;

(iv)                              a solvency certificate from a Responsible Officer of Borrower;

(v)                                 a favorable opinion of counsel to Borrower and Sponsors, addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent and each Lender;

(vi)                              the results of a recent lien search in each of the jurisdictions where assets of Borrower are located, and such search shall reveal no liens on any of the assets of Borrower except for Permitted Liens;

(vii)                           proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement;

(viii)                        the IRS Form described in Section 2.11(h)(i);

(ix)                              evidence that Borrower has duly appointed an “Independent Director” (as defined in Borrower’s Organization Documents);

(x)                                 a FRB Form U-1 shall have been delivered to Administrative Agent and each Lender, completed to satisfaction of each Lender and duly executed by Borrower; and

(xi)                              if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation it shall deliver to each Lender a Beneficial Ownership Certification in relation to Borrower.

(b)                                 The Collateral Accounts for the Lenders making the Commitments shall have been established, and the Shares constituting Acceptable Collateral, consisting of 16,694,265 Shares, shall have been pledged under the Security Agreement executed by Borrower in favor of each Applicable Lender on a Pro Rata Basis free from all Transfer Restrictions and Restrictive Conditions (other than Permitted Transfer Restrictions and Permitted Restrictive Conditions) and transferred to the Custodian by book-entry transfer through DTC, as depositary, and credited to the Collateral Accounts.

(c)                                  All documented fees and expenses required to be paid under the Margin Loan Documentation on or before the Closing Date and counsel fees invoiced prior to the Closing Date, shall have been paid.

(d)                                 Each of the representations and warranties contained in Article 3 or in any other Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the date of the Advances, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects);

(e)                                  Since Borrower’s inception, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect;

(f)                                   Borrower shall have delivered a Borrowing Notice to Administrative Agent and each Lender in accordance with the requirements hereof;

(g)                                  Immediately after giving effect to each of the Advances, the LTV Ratio (determined at the time such Advances are made) shall not exceed the Initial LTV Ratio;

(h)                                 No Collateral Shortfall shall exist or will exist after giving effect to each Advance and to the application of the proceeds therefrom;

(i)                                     No Default, Event of Default, Adjustment Determination Period or Mandatory Prepayment Event shall have occurred and be continuing, or would result from such Advances or from the application of the proceeds therefrom;

(j)                                    All types and amounts of Collateral shall be held on a Pro Rata Basis;

(k)                                 The Closing Date shall have occurred no later than August 6, 2020; and

(l)                                     Each Lender shall have completed its customary know-your-customer and client on-boarding process with respect to Borrower, in each case to such Lender’s satisfaction.

Any delivery by Borrower of a Borrowing Notice shall be deemed to constitute a representation and warranty by Borrower that the conditions to making the Advances have been satisfied.

ARTICLE 5
AFFIRMATIVE COVENANTS OF BORROWER

On and after the date hereof and so long as the Commitments have not been terminated in full or any Obligations remain outstanding:

Section 5.01.  Financial Statements.  Borrower will furnish to Administrative Agent, or cause to be furnished to Administrative Agent:

(a)                                 within sixty (60) days after the end of each calendar quarter, financial statements of Borrower in the form delivered to the Administrative Agent prior to the Closing Date. Promptly following any request therefor, Borrower shall furnish to Administrative Agent and any Lender such additional information regarding the operations, business affairs and financial condition of Borrower, regarding whether an Ownership Event has occurred, or regarding compliance with the terms of the Margin Loan Documentation, as Administrative Agent or such Lender, as the case may be, may from time to time reasonably request; and

(b)                                 within one hundred twenty (120) days after the end of each fiscal year of Sponsors (but no earlier than being available for distribution for Sponsors’ limited partners), the audited consolidated annual balance sheet of Sponsors for the fiscal year most recently ended (which may be included in a combined financial statement with its Affiliates) in a form substantially similar to what has been previously provided to Administrative Agent, together with a representation from Sponsors that such balance sheet fairly represents, in all material respects in accordance with GAAP, the financial condition (as of the date thereof) of Sponsors, subject, if applicable, to normal year-end adjustments and the absence of footnotes.

Section 5.02.  Notices of Material Events.  Borrower shall promptly furnish to Administrative Agent and each Lender or cause to be furnished to Administrative Agent and each Lender written notice of the following:

(a)                                 the occurrence of (i) any Default or Mandatory Prepayment Event, (ii) any transaction or event that, if consummated, would constitute a Change of Control, (iii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, (iv) any

Facility Adjustment Event or (v) the receipt of any notice of any material governmental investigation or any material litigation commenced or threatened against Borrower;

(b)                                 the imposition of any Transfer Restriction or any Restrictive Condition (other than Permitted Transfer Restrictions or Permitted Restrictive Conditions, in each case existing as of the Closing Date) on any of the Collateral, or any transaction or event that, if consummated, effected or completed, would reasonably be expected to result in any such imposition;

(c)                                  the existence of any Lien (other than Permitted Liens) or the making or assertion of any claim against any of the Collateral; and

(d)                                 the acquisition by Borrower or any Affiliate thereof of any Shares following the date hereof.

In addition, Borrower shall furnish to Administrative Agent and each Lender at least five (5) Business Days’ prior written notice of any proposed amendment to its Organization Documents or change to its “Independent Director” (as defined therein), and shall promptly notify Administrative Agent if Borrower knows that the assets of Borrower constitute or may reasonably be expected to constitute Plan Assets.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.  Existence; Conduct of Business.  Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04.  Payment of Obligations.  Borrower shall pay and discharge as the same shall become due and payable, all liabilities and obligations, as and when due and payable, including all Taxes, assessments, claims and governmental charges or levies imposed upon or with respect to it or its property, except where (a) the validity or amount thereof is being diligently contested in good faith and by appropriate proceedings, Borrower has set aside on its books appropriate reserves with respect thereto in accordance with GAAP, the amount of such liabilities or obligations do not, in the aggregate, exceed the Threshold Amount, and none of the Collateral would reasonably be expected to become subject to forfeiture or loss as a result of the contest or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect (either separately or in the aggregate).

Section 5.05.  Compliance with Laws; Organization Documents.

(a)                                 Borrower shall comply with the requirements of all material Laws and all material orders, writs, injunctions and decrees applicable to it or its property.

(b)                                 Borrower shall comply with all provisions of its Organization Documents.  Without limiting the foregoing, Borrower shall ensure at all times that Borrower has an “Independent Director” (as defined in its Organization Documents), and Borrower shall pay the fees and expenses under the Independent Director Services Contract when they become due.

Section 5.06.  Provision of Public Information.  Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower shall not, and shall not be obliged to, and shall cause its Affiliates not to, provide Administrative Agent or any Lender with any Material Nonpublic Information with respect to Issuer, its Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement or communication in connection with this Agreement (each a “Communication”).  Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information.  If at any time, Borrower is unable to make the representation required under the immediately preceding sentence, it shall use its reasonable best efforts to put itself in a position of being able to provide such a representation as promptly as practicable.  Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that if Administrative Agent, any Lender or any of their Affiliates receives from Borrower any Material Nonpublic Information at any time, Administrative Agent, such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07.  Compliance with Exchange Act Requirements.  Borrower shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder. Borrower shall give prior notice to Administrative Agent, who shall give to each Lender prompt notice thereof, of any public filing disclosing the terms of the Margin Loan Documentation by Borrower and its Affiliates and provide Administrative Agent with copies to be distributed to each Lender of such relevant portion of any such report a reasonable period of time prior to filing thereof, and shall use reasonable efforts to obtain confidential treatment of any information therein that Administrative Agent or any Lender considers to be proprietary or sensitive business information.

Section 5.08.  Further Assurances. Upon the request of any Applicable Lender through Administrative Agent, Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as such Applicable Lender may reasonably deem necessary or desirable (a) to assure that the Collateral Requirement is satisfied with respect to all of the Collateral and (b) to carry out the provisions and purposes of the Margin Loan Documentation. Such agreements, documents or instruments or actions shall be reasonably satisfactory to such Applicable Lender.

Section 5.09.  Books and Records.  Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

Section 5.10.  Payment of Interest.  Not later than two Business Days following any deposit of Cash into the Collateral Accounts as a result of any payment of cash dividends on the Collateral Shares or as proceeds from a Permitted Sale Transaction, if any interest has accrued on the Advances (including with respect to the then-current Interest Period) and such interest remains unpaid, Borrower shall cause such Cash to be contributed or paid, as applicable, to Administrative Agent, in accordance with Section 2.15, to the extent necessary to pay such accrued and unpaid interest (and pay any amount required under Section 2.13).

Section 5.11.  Accuracy Of Information.  Borrower shall ensure that any information, including financial statements or other documents, furnished to any Lender in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and the furnishing of such information shall be deemed to be a representation and warranty by Borrower on the date thereof as to the matters specified in this Section 5.11.

Section 5.12.  Special Purpose Entity; Maintenance of Separateness.  Borrower shall:

(a)                                 maintain its own separate books and records and establish and maintain bank accounts (which may be the Collateral Accounts);

(b)                                 at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity;

(c)                                  file (or cause to be filed) its own tax returns, if any, as required under applicable law;

(d)                                 hold all of its assets in its own name and not commingle its assets with assets of any other Persons;

(e)                                  strictly comply with all organizational formalities to maintain its separate existence;

(f)                                   maintain separate records and accounts;

(g)                                  pay its own liabilities out of its own funds (which funds may be contributed to Borrower, directly or indirectly, by Sponsors);

(h)                                 cause the members, Responsible Officers, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing; and

(i)                                     allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including for services performed by an employee of an Affiliate (the foregoing provisions in this Section 5.12, the “Separateness Provisions”).

ARTICLE 6
NEGATIVE COVENANTS

On and after the date hereof and so long as any Lender has a commitment to make an Advance or any Obligations remain outstanding, without the prior written consent of Administrative Agent and each Lender:

Section 6.01.  Indebtedness.  Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation.

Section 6.02.  Liens.  Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral or any other property or asset, whether now owned or hereafter acquired, except for Permitted Liens.

Section 6.03.  Fundamental Changes.  Borrower shall not (i) engage in any business or activity other than (x) acquiring and holding the Shares, Cash, Cash Equivalents and any Other Acceptable Collateral, providing Eligible Letters of Credit, and activities incidental thereto or otherwise contemplated herein, (y) issuing Equity Interests, accepting capital contributions and activities incidental to any of the foregoing or (z) performing its obligations under the Margin Loan Documentation, other activities expressly contemplated by the Margin Loan Documentation or any other activity reasonably related thereto, in each case that could not reasonably be expected to result in an adverse effect on the Collateral or Lenders’ rights and remedies under the Margin Loan Documentation; (ii) change its capital structure or (iii) engage in any merger, consolidation, amalgamation or similar transaction, or any sale or other disposition of all or substantially all of its assets (in each case, whether now owned or hereafter acquired), or liquidate or dissolve (excluding, for the avoidance of doubt, Permitted Sale Transactions).

Section 6.04.  Asset Sales.  Borrower shall not sell, transfer, lease or otherwise dispose of any asset, except (x) pursuant to a Permitted Sale Transaction or (y) a Restricted Payment permitted under Section 6.06.

Section 6.05.  Investments and Acquisitions.  Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except the Collateral.

Section 6.06.  Restricted Payments.  Borrower shall not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments, or incur any obligation to do so, unless (i) no Default, Event of Default, Mandatory Prepayment Event, Adjustment Determination Period or Collateral Shortfall shall have occurred and be continuing or would result therefrom, (ii) the property or assets to be delivered by Borrower pursuant to such Restricted Payment do not constitute Collateral and (iii) such Restricted Payment could not reasonably be expected to result in a Material Adverse Effect.

Section 6.07.  Investment Company.  Borrower shall not become an “investment company” or a Person “controlled by” an “investment company,” as such terms are defined in the United States Investment Company Act of 1940, as amended.

Section 6.08.  No Amendment of Organization Documents, Etc.  Borrower shall not enter into, or permit to be made, or consent to any material amendment, supplement or other modification of any of the terms or provisions of its Organization Documents (it being understood that any amendment to the Special Purpose Provisions of Borrower’s Organization Documents (as defined therein) shall be deemed to be material).

Section 6.09.  Transactions with Affiliates.  Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) contributions of Acceptable Collateral as capital from Sponsors to Borrower and (ii) Restricted Payments permitted under Section 6.06.

Section 6.10.  Formation of Subsidiaries.  Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.11.  [Reserved].

Section 6.12.  No Impairment of Collateral Shares.  Borrower shall not take any action that would materially impair the value of the Collateral Shares or any Applicable Lender’s security interest therein or its ability to sell or otherwise realize against such Collateral Shares (including without limitation by imposing any Transfer Restrictions or Restrictive Conditions (other than Permitted Transfer Restrictions or Permitted Restrictive Conditions) on the Collateral Shares, or entering into any shareholders’ agreement, or revoking or purporting to revoke the authorization of any officer of Borrower who executed any instrument of transfer or assignment for the Collateral Shares delivered to Custodian, whether or not such Person is no longer an officer if such revocation or purported revocation of authority would have retroactive effect with respect to the stock power or other documents delivered in connection therewith).

Section 6.13. Tax Status.  Borrower shall not, without the written consent of Lenders and Administrative Agent, (a) file an election to change or otherwise cause a change in its status as a U.S. Person for U.S. federal income tax purposes, (b) change the jurisdiction of its organization or (c) cause a change in its residency for tax purposes.

Section 6.14.  Anti Corruption Laws; Sanctions.  Borrower shall not request any Advance, and shall not use, nor permit any of managers, directors, officers, employees and agents to use, the proceeds of any Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.15.  ERISA.  Neither Borrower nor, except as would not reasonably be expected to result in a Material Adverse Effect, any ERISA Affiliate will sponsor, maintain, administer or contribute to (or have any obligation to contribute to) or otherwise have any liability or reasonable expectation of liability with respect to any Pension Plan.

Section 6.16.  Agreements.  Borrower shall not enter into any agreement other than (i) its Organization Documents, (ii) the Margin Loan Documentation, (iii) the Independent Director Services Contract, (iv) routine administrative agreements entered into in the ordinary course of

Borrower’s business, so long as Borrower shall not have any monetary obligations (including indemnification or other contingent obligations) thereunder exceeding, in the aggregate, the Threshold Amount per annum (excluding legal fees and expenses payable on the Closing Date) and (v) agreements with respect to Permitted Sale Transactions, so long as Borrower shall not have any monetary obligations (including indemnification or other contingent obligations) thereunder.  For the avoidance of doubt, Borrower shall not enter into any Swap Contract without the consent of Administrative Agent and each Lender.

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur:

(a)                                 Borrower shall fail to pay any principal of any Advance when and as the same shall become due and payable, whether at the due date thereof or a date fixed for prepayment thereof or otherwise, unless the failure to pay is caused by an administrative or technical error or by an operational issue outside of the control of the Borrower and payment is made within one Business Day of its due date.

(b)                                 Borrower shall fail to pay the amounts required to be prepaid pursuant to Section 2.09(b) or (c) or the Make Whole Amount;

(c)                                  a Collateral Call Notice shall be given and the related Collateral Shortfall shall not be cured prior to the applicable Cure Time, as set forth in Section 2.09(c);

(d)                                 Borrower shall fail to pay any interest on any Advance or any fee or any other amount (other than an amount referred to in Section 7.01(a), (b) or (c)) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(e)                                  any representation or warranty made or deemed made by or on behalf of Borrower herein or by Borrower or any Sponsor in any Margin Loan Documentation to which it is a party or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to this Agreement or any Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect (or, if qualified as to materiality, incorrect) when made or deemed made, and, solely if such misrepresentation (i) has not caused a Material Adverse Effect, (ii) has not caused and is not related to any other Event of Default, (iii) is not contained in any Capital Call Confirmation Package or any RCF Certificate and (iv) is reasonably capable of being remedied, such misrepresentation shall not have been remedied by the 30th calendar day following the earlier of (A) receipt by Borrower of written notice thereof from Administrative Agent (or, if Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (B) the date on which Borrower otherwise becomes aware of such failure;

(f)                                   (i) any Sponsor shall default in the performance of or compliance with any term contained in the Sponsor Representation Letter, any Capital Call Confirmation Package or any RCF Certificate or (ii) Borrower shall fail to perform or observe any (A) any covenant, condition or agreement in Section 5.02(a)(i), Section 5.03, Section 5.12 or ARTICLE 6 of this Agreement or Section 5 or Section 6 of the Security Agreement or (B) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (ii)(B), such failure shall not have been remedied by the 30th calendar day following the earlier of (A) receipt by Borrower of written notice thereof from Administrative Agent (or, if Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (B) the date on which Borrower otherwise becomes aware of such failure;

(g)                                  [Reserved].

(h)                                 (i) Borrower or any Sponsor admits in writing its inability or fails generally to pay its debts as they become due; (ii) Borrower or any Sponsor institutes or consents to the institution of, or fail to contest in a timely and appropriate manner, any proceeding with respect to it under any Debtor Relief Law, or make an assignment for the benefit of creditors, or apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar officer shall be appointed without the application or consent of Borrower or any Sponsor and the appointment shall continue undischarged or unstayed for sixty (60) calendar days; (iv) any proceeding under any Debtor Relief Law relating to Borrower or any Sponsor to all or any substantial part of the assets of it shall be instituted without the consent of Borrower or such Sponsor and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief shall be entered in any such proceeding; or (v) Borrower, any Sponsor or any Starwood Entity shall take any action to authorize any of the actions set forth above in this clause (h);

(i)                                     any material provision of any Margin Loan Documentation for any reason shall cease to be valid, binding and enforceable in accordance with its terms (or Borrower or any Sponsor shall challenge the enforceability of any Margin Loan Documentation to which it is a party or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation to which it is a party has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(j)                                    any of the Security Documents shall for any reason fail to create a valid and perfected first priority Lien in the relevant Collateral, except as expressly permitted by the terms of such Security Documents, or any Security Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Security Document or any Applicable Lender otherwise ceases for any reason to have a first priority perfected Lien in the relevant Collateral (subject to no other Lien, other than Permitted Liens);

(k)                                 (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of the applicable Threshold Amount shall be rendered against Borrower and (B) (x) the same shall remain undischarged for a period of 10 consecutive days during which execution shall not be effectively stayed, (y) the same shall not be subject to further appeal or

(z) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against Borrower and (B) (a) Borrower, shall fail within 10 days, during which execution shall not be effectively stayed, to discharge such judgments or orders, (b) such judgments or orders shall not be subject to further appeal or (c) any legal action shall be taken to enforce such judgments or orders;

(l)                                     the assets of Borrower shall constitute or become Plan Assets;

then any Lender may notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to Administrative Agent and all other Lenders and, following the delivery of such Event of Default Notice, any Lender may (i) declare the portion of the Total Accrued Loan Amount attributable to such Lender’s Advance to be due and payable immediately, whereupon such portion of the Total Accrued Loan Amount shall become and be due and payable immediately, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall terminate immediately; provided that upon the occurrence of any event in Section 7.01(h), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) all Commitments shall automatically be terminated.  Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(h) or an Event of Default in respect of which Borrower has received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens in favor of such Lender pursuant to the Margin Loan Documentation) or at law or equity, including all remedies provided under the UCC.

Section 7.02.  Lenders’ Rights with Respect to Collateral.

(a)                                 For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(h), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under the Security Documents (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b)                                 In connection with any assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with the Custodian, (ii) enter into a Control Agreement (in a form substantially identical to the other relevant Control Agreements or in another form as agreed between Borrower, Custodian and such Applicable Lender) in favor of the assignee with respect to such Collateral Accounts, (iii) enter into a joinder to the Security

Agreement, (iv) if reasonably requested by the Custodian, enter into a customer account agreement or other agreement with such intermediary, (v) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder and (vi) in the event the assigning Lender cannot transfer its rights under any Eligible Letter of Credit without the consent of the issuing bank (which issuing bank has not provided consent), cause the issuance of a new Eligible Letter of Credit in favor of the assignee, in each case, with respect to such proportion of the stated amount of the original Eligible Letter of Credit as the assigned portion of the Advances bears to all Advances held by the assignor. In connection with any assignment by a Lender of all of its Advances hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee. In connection with any permitted assignment by a Lender of (i) all of such Lender’s Applicable Percentage, such transferor Lender agrees to, as promptly as practicable, terminate or assign to the relevant assignee, in accordance with its terms, the Control Agreement with respect to its control over its separate Collateral Account or (ii) a portion of such Lender’s Applicable Percentage, such transferor Lender agrees to, as promptly as practicable, release from its control the related portion of the Collateral contained in its separate Collateral Account.

(c)                                  Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Sponsors, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(h)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require the Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d)                                 Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations owing to any Lender have been paid in full, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control. Such Collateral shall be deposited to Collateral Accounts controlled by other Applicable Lenders on a Pro Rata Basis.

(e)                                  Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any other Lender under any Margin Loan Documentation or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f)                                   Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

Section 7.03.  Application of Funds.

(a)                                 Except as provided for in clause (b) below, after any Advances have become immediately due and payable (or if proceeds have been received by the Administrative Agent pursuant to clause (b) below), any amounts received by the Administrative Agent on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents and amounts payable under Sections 2.10 and 2.11) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders arising under the Margin Loan Documentation and amounts payable under Sections 2.10 and 2.11, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances and other Obligations arising under the Margin Loan Documentation, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

provided that, if any Lender referred to in clauses Second, Third or Fourth above is (whether at the time of such payment or at the time of the acceleration of the relevant Applicable Lender’s Advances), or has been at any time in the three months immediately preceding any such time, an “affiliate” (as defined in Rule 144 under the Securities Act) of any Issuer, then such Lender (i) shall notify the Administrative Agent thereof and (ii) notwithstanding anything to the contrary herein or in any other Margin Loan Documentation, will not be entitled to any payment of the proceeds from the sale by an Applicable Lender of Collateral Shares issued by such Issuer (other than, for the avoidance of doubt, proceeds from a sale by such Lender pursuant to Section 7.03(b) below).  Each Lender acknowledges to and agrees with each other Lender and Agent that it will comply with its obligations under clause (i) of the immediately preceding proviso.

(b)                                 Notwithstanding clause (a) of this Section 7.03, all proceeds received by any Applicable Lender in respect of any sale of, any collection from, or other realization upon all or any part of the Collateral subject to the control of such Applicable Lender (other than control by virtue of another Lender acting as its agent for perfection) pursuant to the terms of the Margin Loan Documentation, shall be applied by such Applicable Lender against the Obligations in the following order of priority:

First, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the Administrative Agent and/or such Applicable Lender, and its affiliates, and their respective agents and counsel, and all other expenses, liabilities and advances made or incurred by the Administrative Agent and/or such Applicable Lender, and its affiliates, in connection therewith, and all amounts for which the Administrative Agent and/or such Applicable Lender is entitled to indemnification hereunder (in its capacity as an Agent and not as a Lender) and to the payment of all costs and expenses paid or incurred by the Administrative Agent and/or such Applicable Lender in connection with the exercise of any right or remedy under any Margin Loan Documentation;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable) and the Administrative Agent arising under the Margin Loan Documentation and amounts payable under Sections 2.07 and 2.08, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances of such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable) and other Obligations owed to such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable) arising under the Margin Loan Documentation;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Advances of such Applicable Lender (and/or any Agented Lender with respect to such Applicable Lender, as applicable); and

Fifth, to the Administrative Agent to be applied in accordance with Section 7.03(a) above.

Section 7.04.  Letters of Credit.  Upon notice to Administrative Agent, any Applicable Lender that is an Accelerating Lender may draw on a letter of credit posted for its benefit upon demand to the applicable issuing bank (the “Requested Draw”) and upon receipt of any such Requested Draw, apply any such amounts to such Applicable Lender’s Advances (and the Advances of all Agented Lenders with respect to such Applicable Lender).  If upon receipt of the Requested Draw, the amount so received is in excess of such Applicable Lender’s (and its Agented Lender’s) Advances (or other Obligations then due and owing such Lenders), pay any such excess amounts to the Administrative Agent to be applied as provided in Section 7.03(a) (except that, solely for purposes of applying such excess, the references to “Lenders” in clauses Second, Third and Fourth of such Section 7.03(a) will be deemed to refer to all Lenders other than such Applicable Lender and any Agented Lender with respect to such Applicable Lender, for so long as the Obligations of such Lenders (other than such Applicable Lender and any Agented Lender with respect to such Applicable Lender) have not been indefeasibly paid in full).

ARTICLE 8
MISCELLANEOUS

Section 8.01. Amendments; Adjustments.  Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower (and, if a party thereto, Sponsors) and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto affected thereby:

(a)                                 waive any condition set forth in Article 4;

(b)                                 extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(c)                                  postpone any date on which any payment of principal, interest, fees or other amounts due to Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(d)                                 change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(e)                                  change the definition of “Acceptable Collateral,” “Acceptable Letter of Credit Issuer”, “Collateral Shortfall,” “Cure Time,” “Eligible Letter of Credit,” “Extended Cure Time,” “Facility Adjustment Event,” “Initial LTV Ratio,” “Issuer Event,” “LTV Ratio” or “Mandatory Prepayment Event” (or, in each case, any defined term used therein), or increase the Initial LTV Ratio, the LTV Reset Level or the LTV Margin Call Level;

(f)                                   permit the release of any Collateral or Borrower or Sponsors from their obligations under the Margin Loan Documentation to which it is a party, other than in accordance with the Margin Loan Documentation;

(g)                                  modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral or Eligible Letters of Credit are allocated, ratably among Lenders;

(h)                                 modify Section 2.09 (other than clause (a) thereof), Section 2.16, Section 2.18, Article 4, Section 5.10, Section 5.11, Article 6 or Article 7;

(i)                                     modify this Section 8.01 or any provision that allows any Lender or Required Lenders to take any action or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders; or

(j)                                    materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein);

provided that if the Administrative Agent and Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Margin Loan Documentation, then the Administrative Agent and Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement; provided further that (i) the provisions set forth in Article 9 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby and (ii) neither Section 2.10 nor Section 2.11 shall be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security Document, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.16), unless a substantially identical amendment, termination or supplement is made to each other Security Document, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

Notwithstanding anything to the contrary herein, upon the occurrence of any Adjustment Trigger Date, the Calculation Agent shall, subject to the immediately following sentence, (a) adjust one or more of the terms or provisions of the Facility as the Calculation Agent determines reasonably necessary to account for the effect of the Facility Adjustment Event on the Facility (unless the Calculation Agent reasonably determines that no such adjustment is necessary) and (b) determine the effective time of the adjustment (and, except in the case of a Facility Adjustment Event of the type described in clause (i)(b) or (ii)(a) of the definition thereof, may take into account, among other factors, expected volatility, correlation, liquidity, free float and other trading characteristics of the Shares or any other Collateral, the credit profile of Issuer and Transfer Restrictions applicable to the Shares or any other Collateral, in each case, relative to the Shares, Issuer or, if applicable, any other Collateral prior to giving effect to the relevant event). Calculation Agent shall consult in good faith with Borrower regarding any such adjustments for a period of five (5) Business Days (or such shorter period as determined by Borrower) following the Adjustment Trigger Date. Following such period, the Calculation Agent shall be permitted to make such adjustments at the appropriate effective times in a manner consistent with clauses (a) and (b).  The Calculation Agent shall promptly notify Borrower and each Lender of the adjustments to the terms or provisions of the Facility that shall be made in respect thereof, and the effective time therefor (or their determination that no such adjustment is necessary).  Subject to Section 8.19(a), any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments.

Section 8.02.  Notices; Effectiveness; Electronic Communications.

(a)                                 All notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice or Mandatory Prepayment Event Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)                                     if to Borrower or Sponsors, to:

c/o Starwood Capital European Operations Limited
1 Eagle Place, St. James, London SW1Y 6AF
Email:

Attention: David Smith, Duncan MacPherson, Andrew Coop, Thomas Tolley, Natalie Milnes, Akshay Goyal and Aman Gupta

(ii)                                  if to Administrative Agent, to:

Citibank, N.A.
390 Greenwich Street,

New York, NY 10013
Telephone No.: 212 723 5757
Facsimile No. : 347 853 7278
Email:

(iii)                               if to a Lender, to it at its address set forth in Schedule I.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient; or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, shall be deemed to have been given at the opening of business on the next Scheduled Trading Day).  Notices and other communications given through electronic communications to the extent provided in Subsection (b) below, shall be effective as provided in such Subsection (b).

(b)                                 Notices and other communications sent to an e-mail address shall be deemed given and received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose); provided that (x) other than in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice or a Mandatory

Prepayment Event Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been sent at the opening of business on the next Scheduled Trading Day.

(c)                                  Each of Borrower, Sponsors and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.  Each Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrower and Sponsors thereof.  In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)                                 Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower.  Borrower shall indemnify Lender and the Related Parties of Agent and Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

Section 8.03.  No Waiver; Remedies.

(a)                                 No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 8.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b)                                 The Advances are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c)                                  Borrower, Agents and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 8.04.  Costs and Expenses; Indemnification; Damage Waiver.

(a)                                 Borrower shall pay (i) all expenses incurred by Lenders and Agents, including the reasonable fees, charges and disbursements of counsel for Lenders and Agents (limited in the case of cost of counsel to the reasonable fees, charges and disbursements of one primary counsel and one additional counsel in each relevant jurisdiction for Lenders and Agents), in connection with the Facility, including, without limitation, the preparation and administration of the Margin Loan Documentation, any syndication of the Facility or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (but only if the Closing Date occurs), and (ii) all expenses incurred by Lenders and Agents, including the fees, charges and disbursements of any counsel for Lenders and Agents (limited in the case of cost of counsel to the reasonable fees, charges and disbursements of one primary counsel and one additional counsel in each relevant jurisdiction for Lenders and Agents), in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b)                                 Borrower shall indemnify Lenders and Agents (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the preparation, negotiation, execution, delivery or administration of this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by Lenders or Borrower of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from fraud, bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, (x) result from or in connection with any material breach of the Margin Loan Documentation by such Indemnitee or any of its Related Parties, (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent) that did not involve actions or omissions of Borrower or its Affiliates or (z) result from any settlement effected without Borrower’s consent. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)                                  To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby.

(d)                                 After (x) the occurrence of an Event of Default and (y) (I) acceleration of the Obligations of any Lender or (II) termination of any Lender’s Commitment, Borrower shall pay, on demand, such Lender’s or its Affiliates’ costs, charges, losses (including market losses), fees, expenses, Taxes or duties of any kind (including, for these purposes, a reduction in rebate received by such Lender in respect of its own borrowing of securities), in each case, to the extent commercially reasonable in connection with its (i) Advance or (ii) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any commercially reasonable transaction(s), position(s) or asset(s) that Lender deems necessary (in its sole commercially reasonable discretion) to hedge the market risk of the Collateral, with respect to each commercially reasonable hedge entered into after the occurrence of an Event of Default that has not been waived or deemed not to occur pursuant to the last sentence of Section 7.01, in each case regardless of whether such funding is obtained from third parties, an Affiliate of any Lender or any Lender’s internal sources.

(e)                                  All amounts due under this Section shall be payable upon demand.

(f)                                   To the extent that Borrower for any reason fails to pay indefeasibly any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity.  The obligations of Lenders under this clause (f) are subject to the provisions of Section 2.17.

(g)                                  The agreements in this Section 8.04 shall survive the termination of the Commitments and the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 8.05.  [Reserved]

Section 8.06.  Payments Set Aside.  To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 8.07.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 The Margin Loan Documentation shall be governed by, and construed in accordance with, laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law, but giving effect to federal laws applicable to national banks.

(b)                                 Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Administrative Agent or Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c)                                  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section.  Each of the parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a).  Nothing in this Agreement or any other Margin Loan

Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)                                  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07(e).

Section 8.08.  Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Administrative Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in subsection (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.  Any Lender may assign to one or more assignees (other than an Ineligible Assignee) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Advance); provided that Borrower must give its prior written consent to such assignment (such consent not to be unreasonably withheld); and provided further that any consent of Borrower otherwise required under this paragraph shall not be required if (i) an Event of Default has occurred and is continuing, (ii) the assignment is to an Affiliate of Lender and/or (iii) the assignee Lender has been previously approved in writing by Borrower as set forth in Schedule II; and provided further that if any assignment is made to Issuer, Borrower, Sponsors or any Affiliate of the foregoing (any such assignee, an “Affiliated Lender”), (x) the Advances held by such Person shall be deemed to not be outstanding (and the Affiliated Lender shall be deemed to not be a Lender) for all purposes hereunder, including, without limitation, for the purpose of determining “Required Lenders” and “Net Obligations” and for purposes of determining the pro rata sharing of payments and Collateral hereunder and (y) any Collateral securing such Advances shall promptly be distributed on a Pro Rata Basis to the Collateral Accounts controlled by Lenders that are not Affiliated Lenders, as determined by Administrative Agent.  Any Lender that assigns any Advance shall promptly provide notice to Administrative Agent and all other Lenders of such assignment. Any Lender that assigns its Advance to an Affiliated Lender shall cooperate in good faith with Administrative Agent to effect the related distribution of Collateral to other Lenders, including, for the avoidance of doubt, by submitting written instructions to the Custodian to effect the relevant transfers, and Borrower hereby consents to such transfers.  Subject to notification to Administrative Agent of an assignment and recording thereof pursuant to clause (b) below, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of such Lender under this Agreement, and such Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 2.13, 8.04 and 8.15). with respect to facts and circumstances occurring prior to the effective date of such assignment). Borrower hereby agrees to execute, and use commercially reasonable efforts to cause Issuer and Custodian to execute, any amendment and/or any other document that may be necessary to effectuate such an assignment.

(b)           Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each assignment and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”); provided that upon the occurrence of an Event of Default, during the continuance of such Event of Default each Lender shall maintain a Register with respect to such Lender’s Commitment and the principal amounts (and stated interest) of the Advance owing to such Lender.  The entries in any Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  Each Register shall be available for inspection by Borrower and any Lender (but only as to its own holdings), at any reasonable time and from time to time upon reasonable prior notice.

(c)           A Lender may, without the consent of Borrower, sell participations to one or more banks or other entities (other than Borrower or any Starwood Entity or an Ineligible Assignee) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of its Advance); provided that (i) such Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (ii) such Lender shall remain solely responsible to Borrower for the performance of such obligations and (iii) Borrower shall continue to deal solely and directly with such Lender in connection with Lender’s rights and obligations under this Agreement.  Subject to Subsection (c) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.14 as though it were a Lender.

(d)           A Participant shall not be entitled to receive any greater payment under Section 2.10 or Section 2.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant’s entitlement to the benefits of Section 2.11 shall be subject to the requirements and limitations therein, including the requirements under Section 2.11(e) (it being understood that the documentation required under Section 2.11(e) shall be delivered to a Lender).  If a Lender sells a participation, it shall, acting solely for this purpose as non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in such Lender’s Advance or other obligations under the Margin Loan Documentation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Advance or other obligations under any Margin Loan Documentation) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States proposed Treasury Regulations (or, in each case, any amended or successor version or any similar rule of U.S. tax law).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section 8.08 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 8.09.  Severability.  Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 8.10.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Article 4, this Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof, which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.11.  Survival of Representations.  All covenants, agreements, representations and warranties made by Borrower and Sponsors in the Margin Loan Documentation and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Margin Loan Documentation shall be considered to have been relied upon by the other parties hereto and thereto and shall survive the execution and delivery of the Margin Loan

Documentation and the making of any Advance, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied.  The provisions of Sections 2.10, 2.11, 2.13 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances or the termination of this Agreement or any provision hereof.

Section 8.12. Confidentiality.  Section 8.13Subject to Section 5.06, each Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be (1) used by any Lender, its affiliates, agents and/or hedging counterparties in connection with, or upon, the exercise of any remedies hereunder or under any Margin Loan Documentation or any action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder or (2) disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Margin Loan Documentation or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 8.12 or any other non-disclosure agreement in customary form, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender or (ii) becomes available to such Agent or Lender on a non-confidential basis from a source other than Borrower or its Affiliates or (iii) is independently developed by such Lender without use of the Information.  For the purposes of this Section, “Information” means all information received from Borrower relating to Borrower or its business hereunder or pursuant hereto, other than any such information that is available to any Agent or Lender on a non-confidential basis prior to disclosure by Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 8.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.13.  No Advisory or Fiduciary Relationship.  Section 8.13In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin

Loan Documentation), Borrower acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Administrative Agent and Lenders are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Administrative Agent and Lenders and their Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (a)(i) each of Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing herein or otherwise by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates, or any other Person and (ii) each of Administrative Agent and each Lender has no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (b) Administrative Agent and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Administrative Agent and Lenders have no obligations to disclose any of such interests to Borrower or any of its Affiliates.  To the fullest extent permitted by law, Borrower hereby agrees not to assert, on its behalf or on behalf of any Sponsor, any claims against the Administrative Agent, any Lender or any of their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 8.14.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each Agent and each of their respective Affiliates (each, a “Set-off Party”) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The rights of each Set-off Party under this Section 8.14 are in addition to other rights and remedies (including other rights of setoff) that such Set-off Party may have.

Section 8.15.  Judgment Currency.  Section 8.14If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars).  The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, shall apply irrespective of any indulgence granted by Lender, and shall survive the termination of this Agreement.

Section 8.16.  USA PATRIOT Act Notice.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Agent (each for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or Agent, as the case may be, to identify Borrower in accordance with the Act.  Borrower shall promptly provide any Agent or Lender with all of the information with respect to Borrower requested by such Agent or Lender (x) to the extent such Agent or Lender deems such information reasonably necessary to identify Borrower in accordance with the Act or (y) in connection with such Agent’s or Lender’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti money laundering requirements).

Section 8.17.  Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts that are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by a Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 8.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 8.18.  Disclosure.  Borrower hereby acknowledges and agrees that Administrative Agent, Lenders and their Affiliates from time to time may hold investments in, make other loans to or have other relationships with Issuer or its Affiliates.

Section 8.19. Calculation Agent Determinations; Lender Consultation.

(a)           All calculations, adjustments and determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner.  Upon receipt of written request from Borrower, the Calculation Agent shall promptly provide Borrower with a written explanation describing in reasonable detail any calculation, adjustment or determination made by the Calculation Agent (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing the Calculation Agent’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

(b)           For the avoidance of doubt, the Calculation Agent and Lenders may consult with one another in considering any action, determination, notice or instruction that may be given by any Lender or Lenders or Agents hereunder.

Section 8.20.  U.S. QFC Contractual Stay Requirements.

(a)           Recognition of U.S. Regimes.  In the event one or more of the Covered Parties becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement, any transaction under this Agreement or any related Credit Enhancement (each, a “Relevant Agreement”) and any interest and obligation in or under, and any property securing, such Relevant Agreement (“Relevant Interests”) from one or more of the Covered Parties will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Relevant Agreement and Relevant Interests were governed by the laws of the United States or a state of the United States.  In the event one or more of the Covered Parties or any Covered Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to any Relevant Agreement against the Covered Party or Relevant Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Relevant Agreement were governed by the laws of the United States or a state of the United States.  The requirements of this paragraph (a) apply notwithstanding paragraph (b) below.

(b)           Limitation on Exercise of Certain Default Rights.  Notwithstanding anything to the contrary in any Relevant Agreement or any other agreement, the parties expressly agree that Borrower shall not be permitted to exercise any Default Right against the Relevant Covered Parties with respect to any Relevant Agreement that is related, directly or indirectly, to a Covered Affiliate becoming subject to an Insolvency Proceeding, other than a Default Right that arises as a result of the Relevant Covered Parties becoming subject to an Insolvency Proceeding or the Relevant Covered Parties not satisfying a payment or delivery obligation pursuant to such Relevant Agreement or another contract between the Relevant Covered Parties and Borrower that gives rise to a Default Right under such Relevant Agreement.  After a Covered Affiliate has become subject to an Insolvency Proceeding, if Borrower seeks to exercise any Default Right with respect to any Relevant Agreement with the Relevant Covered Parties, Borrower shall have the burden of proof, by clear and convincing evidence, that the exercise of such Default Right is permitted thereunder.

(c)           Effective Date  The provisions of this Section 9.19 will come into effect on the later of the date of this Agreement and the Applicable Compliance Date.

(d)           Definitions.  For the purposes of this Section 9.19, the following definitions apply:

“Applicable Compliance Date” means: (a) July 1, 2019, if that Borrower is a “financial counterparty” other than a “small financial institution” (as such terms are defined under, and interpreted in accordance with, the QFC Stay Rules); or (b) otherwise, January 1, 2020.

“Covered Affiliate” means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of one or more of the Covered Parties.

“Covered Parties” means any Lender that is a “covered entity” as defined under the QFC Stay Rules.

“Credit Enhancement” means, with respect to this Agreement or any transaction under this Agreement, any credit enhancement or other credit support arrangement in support of the obligations of one or more of the Covered Parties or Borrower thereunder or with respect thereto, including any guarantee, pledge, charge, mortgage or other security interest in collateral or title transfer collateral arrangement, trust or similar arrangement, letter of credit, transfer of margin, reimbursement obligation or any similar arrangement.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, the QFC Stay Rules, including without limitation any right of a party to liquidate, terminate, cancel, rescind, or accelerate an agreement or transactions thereunder; set off or net amounts owed; exercise remedies in respect of collateral or other credit support or related property; demand payment or delivery; suspend, delay, or defer payment or performance; alter the amount of, demand the return of or modify any right to reuse collateral or margin provided; otherwise modify the obligations of a party; or any similar rights.

“Insolvency Proceeding” means a receivership, insolvency, liquidation, resolution, or similar proceeding.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8; 12 C.F.R. 382.1-7; and 12 C.F.R. 47.1-8. All references herein to the QFC Stay Rules shall be construed, with respect to any Covered Party, to the particular QFC Stay Rule(s) applicable to it.

“Relevant Covered Party” means the Covered Party that is affiliated with the relevant Covered Affiliate.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

ARTICLE 9
AGENTS

Section 9.01.  Authorization and Authority.

(a)           Each Lender hereby irrevocably appoints Citibank, N.A., to act on its behalf as Administrative Agent and as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article 9 are solely for the benefit of the Agents and Lenders, and Borrower shall not have rights as a third-party beneficiary or otherwise of any of such provisions.

(b)           For so long as such Applicable Lender controls a Collateral Account, each of the Lenders hereby irrevocably appoints each Applicable Lender as its agent to act on its behalf for purposes of Section 7.03 and the Security Agreement and authorizes each Applicable Lender to take such actions on its behalf and to exercise such powers as are contemplated by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  In performing its functions and duties hereunder, each Applicable Lender shall act solely as an agent of the other Lenders and does not assume and shall not be deemed to have assumed any obligation towards or fiduciary relationship or trust with or for Borrower. The provisions of this Section 9.01(b) are solely for the benefit of the Lenders and Borrower shall not have rights as a third party beneficiary of any such provision.

Section 9.02.  Agent Individually.

(a)           Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.

(b)           Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 9.02 as “Activities”) and may engage in the Activities with or on behalf of Borrower or its Affiliates.  Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of Borrower and its Affiliates.  Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrower and its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of Lenders that are not members of an Agent’s Group.  No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to Lenders.

(c)           Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of Lenders (including the interests of Lenders hereunder).  Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender.  None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 9.03.  Duties of the Agents; Exculpatory Provisions.

(a)           An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein.  Without limiting the generality of the foregoing, an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, and, without limitation of the foregoing, an Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose such Agent or any of its Affiliates to liability or would, as determined by such Agent in good faith, be contrary to this Agreement or applicable Law.

(b)           No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary) or (ii) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given written notice to such Agent describing such Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c)           No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d)           Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 9.04.  Reliance by Agent.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance.  Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05.  Delegation of Duties.  An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub agents appointed by such Agent, and such Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided that, in each case, that no such delegation to a sub-agent or a Related Party shall release an Agent from any of its obligations hereunder.  Each such sub agent and the Related Parties of an Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article 9 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto.

Section 9.06.  Resignation of Agent.  An Agent may at any time give notice of its resignation to Lenders and Borrower.  In such notice of resignation, such Agent may appoint one of its Affiliates as the successor Agent.  Upon receipt of any such notice of resignation in which the resigning notice does not appoint any of its Affiliates as the successor Agent, the Required Lenders shall have the right, in consultation with Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York.  If no such successor shall have been so appointed by the Required Lenders or the resigning Agent, as the case may be, and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of Lenders appoint a successor Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph.  The successor shall be consented to by Borrower at all times other than (x) during the existence of an Event of Default that has not been cured or waived or (y) if such successor is an Affiliate of the retiring Agent (which consent of Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 9 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.  Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 9.07.  Non-Reliance on Agents and Other Lenders.

(a)           Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b)           Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

SAR PUBLIC HOLDINGS, L.L.C., as Borrower

By:	/s/ James Allen
	Name:	James Allen
	Title:	Chief Financial Officer of the Funds

[Signature Page to Margin Loan Agreement]

CITIBANK, N.A., as Lender

By:	/s/ James Heathcote
	Name:	James Heathcote
	Title:	Authorized Signatory

CITIBANK, N.A., as Calculation Agent

By:	/s/ James Heathcote
	Name:	James Heathcote
	Title:	Authorized Signatory

CITIBANK, N.A., as Administrative Agent

By:	/s/ James Heathcote
	Name:	James Heathcote
	Title:	Authorized Signatory

[Signature Page to Margin Loan Agreement]

EXHIBIT A

FORM OF OFFICER’S CERTIFICATE

Reference is made to the Margin Loan Agreement, dated as of August 6, 2020 (as amended, restated supplemented or otherwise modified, refinanced or replaced from time to time, the “Loan Agreement”) among SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware (the “Borrower”), each Lender from time to time party thereto and Citibank, N.A., as Administrative Agent and Calculation Agent.  Terms used but not defined herein shall have the meanings given to such terms in the Loan Agreement.

1.              The undersigned,  Nick Antonopoulos, the managing director of the general partner of a member of the Borrower, solely in his capacity as managing director of the general partner of a member of the Borrower and not individually, hereby certifies, on August 6, 2020 as follows:

(a)         (i) the Borrower has established the Collateral Accounts and has executed and delivered all account opening documentation required by Custodian and (ii) 16,694,265 Shares constituting Acceptable Collateral have been pledged under the Security Agreement executed by Borrower in favor of each Applicable Lender on a Pro Rata Basis free from all Transfer Restrictions and Restrictive Conditions and transferred to the Custodian by book-entry transfer through DTC, as depositary, and credited to the Collateral Accounts;

(b)         each of the representations and warranties contained in Article 3 or in any other Margin Loan Documentation is true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date);

(c)          since Borrower’s inception, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect;

(d)         immediately after giving effect to the Advance on the date hereof, the LTV Ratio (determined at the time such Advances are made) does not exceed the Initial LTV Ratio;

(e)          no Collateral Shortfall exists or will exist after giving effect to the Advance on the date hereof and to the application of the proceeds therefrom; and

(f)           (i) no Default, Event of Default, Adjustment Determination Period or Mandatory Prepayment Event has occurred and is continuing and (ii) none of the foregoing clause (i) will result from the Advance on the date hereof or the application of the proceeds therefrom.

[Remainder of page intentionally left blank]

Exhibit A to Margin Loan Agreement

A-1

EXHIBIT B

FORM OF BORROWING NOTICE

Borrowing Notice

Citibank, N.A., as Administrative Agent

390 Greenwich Street

New York, NY 10013

c/o Starwood Capital European Operations Limited
1 Eagle Place, St. James, London SW1Y 6AF

Attention: David Smith, Duncan MacPherson, Andrew Coop, Thomas Tolley, Natalie Milnes, Akshay Goyal and Aman Gupta

with a copy to:

[     ], as Lender

[Date]

Ladies and Gentlemen:

The undersigned, SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware (“Borrower”), refers to the Margin Loan Agreement to be dated on or around August 6, 2020 (as from time to time amended, the “Margin Loan Agreement,” the terms defined therein being used herein as therein defined), among Borrower, the several Lenders from time to time party thereto (the “Lenders”), and Citibank, N.A., as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Margin Loan Agreement, that the undersigned hereby requests the Advances under the Margin Loan Agreement, and in that regard sets forth below the information relating to such Advance (the “Proposed Borrowing”) as required by Section 2.02(a) of the Margin Loan Agreement:

(i)            The Business Day of the Proposed Borrowing is          ,     .

(ii)           The aggregate amount of the Proposed Borrowing is $             , and each Lender’s Advance in respect of such Proposed Borrowing is $             .

(iii)          The Funding Account to which proceeds of the Proposed Borrowing should be deposited is             .

Borrower agrees to be bound by Section 2.13 as if the Margin Loan Agreement had been executed and was in effect as of the date hereof.

Very truly yours,

[ ]

By:
Name:
Title:

Exhibit B to Margin Loan Agreement

B-1

EXHIBIT C

FORM OF PLEDGE AND SECURITY AGREEMENT

Exhibit C to Margin Loan Agreement

C-1

EXHIBIT D

FORM OF COLLATERAL CALL NOTICE

[DATE]

c/o Starwood Capital European Operations Limited
1 Eagle Place, St. James, London SW1Y 6AF

Attention: David Smith, Duncan MacPherson, Andrew Coop, Thomas Tolley, Natalie Milnes, Akshay Goyal and Aman Gupta

Citibank, N.A.

390 Greenwich Street

New York, NY 10013

Reference is hereby made to the Margin Loan Agreement dated as of August 6, 2020 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware, as Borrower (“Borrower”), the several Lenders from time to time party thereto (the “Lenders”), and Citibank, N.A., as Administrative Agent.  Any capitalized term that is used but not defined herein shall have the meaning given thereto in the Loan Agreement.

We hereby notify you that a Collateral Shortfall occurred on [     ].  This notice shall constitute a “Collateral Call Notice” within the meaning of the Loan Agreement.

Yours truly,

[ ]

Exhibit D to Margin Loan Agreement

D-1

EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Margin Loan Agreement dated as of August 6, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware, as Borrower (“Borrower”), the several Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Advance(s) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Administrative Agent and Borrower, and (2) with respect to each payment from Borrower, the undersigned shall furnish Administrative Agent and Borrower with a properly completed and currently effective certificate in either the calendar year in which the payment is to be made to the undersigned, or in either of the two calendar years preceding the payment.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[  ]

Exhibit E-1 to Margin Loan Agreement

E-1-1

EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Margin Loan Agreement dated as of August 6, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware, as Borrower (“Borrower”), the several Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Lender in writing, and (2) with respect to each payment from Borrower, the undersigned shall furnish Lender with a properly completed and currently effective certificate in either the calendar year in which the payment is to be made to the undersigned, or in either of the two calendar years preceding the payment.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

Exhibit E-1 to Margin Loan Agreement

E-2-1

EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Margin Loan Agreement dated as of August 6, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware, as Borrower (“Borrower”), the several Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Lender and (2) with respect to each payment from Borrower, the undersigned shall furnish Lender with a properly completed and currently effective certificate in either the calendar year in which the payment is to be made to the undersigned, or in either of the two calendar years preceding the payment.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:            , 20[  ]

Exhibit E-3 to Margin Loan Agreement

E-3-1

EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(for Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Margin Loan Agreement dated as of August 6, 2020 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), among SAR Public Holdings, L.L.C., a limited liability company organized under the laws of Delaware, as Borrower (“Borrower”), the several Lenders from time to time party thereto, and Citibank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.11 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Advance(s) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Advance(s), (iii) with respect to the extension of credit pursuant to this Agreement or any other Margin Loan Documentation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent and Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Administrative Agent and Borrower, and (2) with respect to each payment from Borrower, the undersigned shall furnish Administrative Agent and Borrower with a properly completed and currently effective certificate in either the calendar year in which the payment is to be made to the undersigned, or in either of the two calendar years preceding the payment.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:            , 20[  ]

Exhibit E-4 to Margin Loan Agreement

E-4-1

EXHIBIT F

FORM OF CONTROL AGREEMENT

Exhibit F to Margin Loan Agreement

F-1

EXHIBIT G

FORM OF SPONSOR REPRESENTATION LETTER

This Sponsor Representation Letter (this “Letter”), dated as of August 6, 2020, by Starwood Opportunity Fund XI Global, L.P., Starwood Opportunity Fund XI U.S. Private SAR, L.P. and Starwood Opportunity Fund XI U.S. Institutional SAR, L.P. (collectively, “Sponsor”) is made for the benefit of the Agents and Lenders (together with their permitted successors and assigns, the “Secured Parties”) under the Loan Agreement, dated as of the date hereof, among SAR Public Holdings, L.L.C., as borrower (the “Borrower”), the Lenders from time to time party thereto and Citibank, N.A., as Administrative Agent (the “Administrative Agent”) (such agreement, as it may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”).  Terms defined in the Loan Agreement and not otherwise defined herein shall be used herein as therein defined.

Sponsor hereby represents and warrants that it shall not cause or permit (i) the Borrower to (a) commit fraud or material, intentional misrepresentation in connection with the Loan Agreement or any other Margin Loan Documentation or (b) intentionally breach any covenant contained in Article 6 of the Loan Agreement or (ii) except at the request of the Required Lenders, (x) cause or participate in the filing of, or application for, any voluntary or involuntary petition for bankruptcy, judicial management, reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise), liquidation or winding up of the Borrower pursuant to the laws of any relevant jurisdiction, (y) collude in, otherwise cooperate with (except as required by a court order or applicable law) or consent to the appointment of a liquidator, receiver, conservator, trustee, rehabilitator judicial manager, or other similar officer in respect of the Borrower or (z) collude in, otherwise cooperate with (except as required by a court order or applicable law) or consent to the adjudication of the Borrower as bankrupt or insolvent in an involuntary proceeding of the Borrower.

The Secured Parties acknowledge and agree that (i) the representations and warranties hereunder of Sponsor will be solely the representations and warranties of Sponsor, (ii) the Secured Parties shall not in any circumstance have any recourse hereunder to the assets or property of any Affiliate of any Sponsor and/or any of Sponsor’s past, present or future directors, officers, partners, employees or agents of such entity or any of their respective Affiliates, (iii) this Letter does not serve as a guarantee that the Borrower will be able to meet any of its obligation under the Loan Agreement or any other Margin Loan Documentation and (iv) Sponsor’s liability hereunder is limited solely to those losses (x) arising out of any breach by Sponsor of the representations and warranties set forth in this Letter as more fully provided above and (y) for which the Secured Parties have not otherwise been reimbursed or collected on any indemnity by any other Affiliate of Sponsor or subsidiary of Sponsor (including the Borrower).

Sponsor hereby represents and warrants that:

(a) Sponsor is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all the requisite power and authority to enter into, and perform its obligations under this Letter;

Exhibit G to Margin Loan Agreement

(b) Sponsor’s execution and delivery of, and performance of its obligations under, this Letter are within the powers and have been duly authorized by all necessary action by Sponsor. This Letter has been duly executed and delivered by Sponsor and constitutes a legal, valid and binding obligation of Sponsor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principals of equity, regardless of whether considered in a proceeding in equity or at law; and

(c) Sponsor’s execution and delivery of, and performance of its obligations under, this Letter (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any Law applicable to Sponsor, (iii) will not contravene the Organization Documents of Sponsor, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon Sponsor or any of its assets.

Sponsor agrees that, in connection with any transfer of any of its equity interests in the Borrower, as long as the Borrower’s obligations under the Loan Agreement are outstanding, the transferee must agree to become a party to this Letter, as Sponsor, and assume the transferor’s obligations hereunder (or, in the case of a transfer of less than all of the equity interests of Borrower held by the transferor, a proportionate portion of such obligations) pursuant to a customary joinder agreement delivered to the Administrative Agent.

Sponsor acknowledges and agrees that the Administrative Agent may enforce this Letter on behalf of all Secured Parties at the direction of the Required Lenders.  The Secured Parties agree that any recovery hereunder shall be limited to monetary damages and shared among the Secured Parties to the extent of their losses in proportion to their Applicable Percentage.

Notwithstanding anything that may be expressed or implied in this Letter or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that Sponsor or any of its successors or permitted assignees may be a partnership or a limited liability company, the Secured Parties, by their acceptance of the benefits of this Letter, covenant, agree and acknowledge that no Person other than Sponsor shall have any liability hereunder and that they have no rights of recovery against and no recourse hereunder or under any documents or instruments delivered in connection herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current or future director, officer, agent, Affiliate, manager, assignee or employee of Sponsor (or any of their successors or permitted assignees), against any former, current or future general or limited partner, manager, member or stockholder of Sponsor (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, assignee, general or limited partner, stockholder, manager or member of any of the foregoing (each, other than Sponsor, a “Sponsor Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Sponsor against the Sponsor Related Parties, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise. The parties hereto expressly agree and acknowledge that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Sponsor Related Party, as such, for any

Exhibit G to Margin Loan Agreement

liability of Sponsor under this Letter or the transactions contemplated hereby, or under any documents or instruments delivered in connection herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of such liability.

For the avoidance of doubt, each Secured Party hereby acknowledges and agrees that this Letter does not constitute a guarantee of payment or performance by any Sponsor of the obligations of the Borrower under the Loan Agreement or any other Margin Loan Documentation.

This Letter may be executed in counterparts, each of which shall constitute an original and all of which shall together constitute a single contract.

This Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

Sponsor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Letter, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

[Signature page follows]

Exhibit G to Margin Loan Agreement

Starwood Opportunity Fund XI Global, L.P.

By:
Name:
Title:

Starwood Opportunity Fund XI U.S. Private SAR, L.P.

By:
Name:
Title:

Starwood Opportunity Fund XI U.S. Institutional SAR, L.P.

By:
Name:
Title:

Exhibit G to Margin Loan Agreement

Acknowledged and agreed by:

CITIBANK, N.A.,
as Lender, Administrative Agent and Calculation Agent

By:
Name:
Title:

Exhibit G to Margin Loan Agreement

EXHIBIT H

FORM OF RCF CERTIFICATE

To:          Citibank, N.A., as Administrative Agent and Calculation Agent

From:               Starwood Opportunity Fund XI Global, L.P., Starwood Opportunity Fund XI U.S. Private SAR, L.P. and Starwood Opportunity Fund XI U.S. Institutional SAR, L.P. (each, a “Starwood Entity”)

Date:      August 6, 2020

SAR Public Holdings, L.L.C. - $100,000,000 Margin Loan Agreement
dated August 6, 2020 (the “Loan Agreement”)

1.                                      We refer to Section 2.09 (Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral) of the Loan Agreement and the [Collateral Call Notice] / [Mandatory Prepayment Event Notice] dated August 6, 2020.  Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Loan Agreement.

2.                                      This is an RCF Certificate.

3.                                      We confirm that a Starwood Entity (being a borrower or guarantor under the RCF Facility referred to below) has submitted or caused to be submitted an irrevocable request under a committed and unconditionally available loan facility (the “RCF Facility”) (subject to [include any relevant drawstop conditions]) (the “Drawstop Conditions”) for an amount not less than [together with any other amounts provided by the Borrower pursuant to Section 2.09(c) of the Loan Agreement in connection with the applicable Collateral Shortfall, the applicable Collateral Shortfall Cure Amount] [the Total Accrued Loan Amount] (the “RCF Draw Amount”).

4.                                      We confirm that, to the best of our knowledge, all of the Drawstop Conditions are satisfied (or will be satisfied on the drawdown date under the RCF Facility) and no lender under the RCF Facility has given any notice to the contrary and we have no reason to believe that the RCF Draw Amount will not be made available in accordance with paragraph 3 above by [3:00] p.m. (New York City time) on the date falling three Business Days after the applicable Cure Time.

5.                                      The RCF Draw Amount will be [credited to the Collateral Accounts] / [applied in prepayment] on a Pro Rata Basis in accordance with the terms of the Loan Agreement.

Exhibit H to Margin Loan Agreement

H-1

For and on behalf of
Starwood Opportunity Fund XI Global, L.P.

For and on behalf of
Starwood Opportunity Fund XI U.S. Private SAR, L.P.

For and on behalf of
Starwood Opportunity Fund XI U.S. Institutional SAR, L.P.

Exhibit H to Margin Loan Agreement

H-2

EXHIBIT I

FORM OF CAPITAL CALL CONFIRMATION

To:          Citibank, N.A., as Administrative Agent and Calculation Agent

From:     Starwood Opportunity Fund XI Global, L.P., Starwood Opportunity Fund XI U.S. Private SAR, L.P. and Starwood Opportunity Fund XI U.S. Institutional SAR, L.P. (collectively, the “Sponsors”)

Date:      August 6, 2020

SAR Public Holdings, L.L.C. - $100,000,000 Margin Loan Agreement
dated August 6, 2020 (the “Loan Agreement”)

6.                                      We refer to Section 2.09 (Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral) of the Loan Agreement and the [Collateral Call Notice] / [Mandatory Prepayment Event Notice] dated August 6, 2020. Capitalized terms used herein but not defined herein have the meanings ascribed thereto in the Loan Agreement.

7.                                      This is a Capital Call Confirmation.

8.                                      We confirm that  capital has been called from the limited partners of the Sponsors to enable the Borrower to deliver or procure the delivery of cash in an aggregate amount not less than [together with any other amounts provided by the Borrower pursuant to Section 2.09(c) of the Loan Agreement in connection with the applicable Collateral Shortfall, the applicable Collateral Shortfall Cure Amount] [the Total Accrued Loan Amount] (the “Capital Call Amount”) by 3:00 p.m. (New York Citi time) on the date falling twelve Business Days after the applicable Cure Time.

9.                                      The Capital Call Amount will be [credited to the Collateral Accounts] / [applied in prepayment] on a Pro Rata Basis in accordance with the terms of the Loan Agreement.

10.                               Sponsors will not rescind or modify any of such capital calls such that the aggregate amount of capital called from the limited partners of the Sponsors will be less than the Capital Call Amount.

11.                               Sponsors will notify the Administrative Agent immediately if it has received notice or has any other reason to believe that any of its limited partners will not satisfy its obligations with respect to the relevant capital calls.

Exhibit I to Margin Loan Agreement

I-1

For and on behalf of
Starwood Opportunity Fund XI Global, L.P.

For and on behalf of
Starwood Opportunity Fund XI U.S. Private SAR, L.P.

For and on behalf of
Starwood Opportunity Fund XI U.S. Institutional SAR, L.P.

Exhibit I to Margin Loan Agreement

I-2

EXHIBIT J

FORM OF EQUITY COMMITMENT LETTER

From:               Starwood Opportunity Fund XI Global, L.P., Starwood Opportunity Fund XI U.S. Private SAR, L.P. and Starwood Opportunity Fund XI U.S. Institutional SAR, L.P. (each, a “Sponsor” and collectively, the “Sponsors”)

To:          SAR Public Holdings, L.L.C. (the “Borrower”)

Dated:    [•]

1.                                      Background

(a)                                 We refer to the Margin Loan Agreement, dated as of August 6, 2020, among the Borrower, the Lenders party thereto and Citibank, N.A., as Administrative Agent and as Calculation Agent (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Loan Agreement”).

(b)                                 Capitalized terms used but not defined in this letter have the meaning given to them in the Loan Agreement.

(c)                                  It is a requirement of the Loan Agreement for the Borrower to procure the delivery of this Equity Commitment Letter from the Sponsors in certain circumstances which are set out in the Loan Agreement and which have now arisen.

(d)                                 The Sponsors own all of the limited partnership interests in SOF-XI U.S. Private SAR Holdings, L.P. and SOF-XI U.S. Institutional SAR Holdings, L.P., which collectively owns all of the limited liability company interests in the Borrower.

(e)                                  A Lender has delivered [a Mandatory Prepayment Event Notice] / [a Collateral Call Notice], dated as of [•], to the Borrower.

2.                                      Equity Commitment

(a)                                 Subject to the terms and conditions of this letter, the Sponsors hereby irrevocably undertake to the Borrower that by no later than 3 p.m. (New York City time) on or before the date falling 12 Business Days after the applicable Cure Time, they shall procure that there is provided to the Collateral Account[s] with account number[s] 237-71322 an amount in

Exhibit J to Margin Loan Agreement

immediately available cash funds equal to $[•](1) (the “Equity Payment Amount”). The Equity Payment Amount shall be provided free from any set-off, counter-claim or withholding.

(b)                                 SOF-XI U.S. Private SAR Holdings, L.P., SOF-XI U.S. Institutional SAR Holdings, L.P. and the Borrower hereby irrevocably instruct the Sponsors to transfer such Equity Payment Amount to the Collateral Accounts on its behalf on a Pro Rata Basis and, in the event that any portion of such Equity Payment Amount is paid directly to it rather than deposited in the Collateral Accounts, irrevocably commits to transfer such amounts to the Collateral Accounts on a Pro Rata Basis on the date it receives such funds.

3.                                      Representations and Warranties

Each Sponsor represents and warrants to the Borrower that as at the date of this letter:

(a)                                 it has the power, capacity and authority to execute and deliver this letter and to perform its obligations under this letter and has taken all action necessary to authorize such execution and delivery and the performance of such obligations;

(b)                                 this letter constitutes its legal, valid and binding obligations in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, and the entry by it into this letter and the performance by it of its obligations under this letter does not and will not conflict with or constitute a default under any provision of:

(i)                                     any law applicable to it;

(ii)                                  its constitutional documents; or

(iii)                               any other debt or financing agreement to which it is a party;

(c)                                  it has available to it the required financial resources (in the form of binding capital commitments from its limited partners, cash resources or otherwise) to provide it with the immediately available cash funds (in aggregate with the financial resources (in the form of binding capital commitments from its limited partners, cash resources or otherwise) of each of the other Sponsors, which will provide such Sponsors with the relevant immediately available cash funds) to allow it to perform its obligations pursuant to paragraph 2 above;

(1)           NTD: This will be at least equal to the Total Accrued Loan Amount in the case of a Mandatory Prepayment Event or the Collateral Shortfall Cure Amount in the case of a Collateral Shortfall.

Exhibit J to Margin Loan Agreement

(d)                                 (i) the sum of its liabilities (including contingent liabilities) do not exceed the present fair saleable value of its present assets, (ii) the fair value of its property is greater than the total amount of its liabilities (including contingent liabilities), (iii) its capital is not unreasonably small in relation to its business as contemplated on the date hereof, (iv) it has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (v) it will not be rendered insolvent as a consequence of performing its obligations under paragraph 2 above;

(e)                                  the financial statements delivered with this letter:

(i)                                     were prepared in accordance with generally accepted accounting principles in the United States of America, including IFRS, consistently applied (unless expressly disclosed to the Adminstrative Agent in writing to the contrary); and

(ii)                                  fairly present in all material respects its financial condition as at the end of the financial year to which they relate and operations during the relevant financial year;

(f)                                   it does not have:

(i)                                     any Indebtedness for borrowed money which has not been paid when due (after the expiry of any applicable grace period);

(ii)                                  any Indebtedness for borrowed money which has been declared to be or which has otherwise become due and payable before its specified maturity as a result of an event of default (however described);

(iii)                               any commitment for any Indebtedness for borrowed money which has been cancelled or suspended by its creditor as a result of an event of default (however described); or

(iv)                              any creditor which has become entitled to declare any of its Indebtedness for borrowed money due and payable before its specified maturity as a result of any event of default (however described), unless the aggregate amount of Indebtedness for borrowed money or commitment for Indebtedness for borrowed money falling within all or any of paragraphs (i) to (iv) above is less than $75,000,000 (or its equivalent in any other currency or currencies).

Exhibit J to Margin Loan Agreement

4.                                      Limitation of liability

(a)                                 The aggregate maximum liability of the Sponsors pursuant to this letter shall not exceed the Equity Payment Amount.

(b)                                 Nothing in this paragraph 4 shall limit or exclude any liability for fraud.

5.                                      Termination

The letter shall terminate and cease to have effect on the earlier of:

(a)                                 the date on which the Equity Payment Amount has been paid to [•](2) in accordance with the terms of this letter and

(b)                                 the date on which all amounts payable by the Borrower under or in connection with the Loan Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available.

6.                                      General

(a)                                 The provisions of Section 8.02 (Notices) of the Loan Agreement in relation to notices shall be deemed incorporated into this letter with the necessary consequential changes.

(b)                                 Each Sponsor agrees that its obligations hereunder shall not be affected by, or set off against, any claim that it may have against Borrower or any Sponsor or any obligation that Borrower or any Sponsor may owe to any Sponsor, whether in connection herewith or otherwise, and that each Sponsor shall not assert any legal or equitable defense or counterclaim to its obligations hereunder.

(c)                                  Each Sponsor hereby waives any claim or defense that it may have under Section 365(c) of the Bankruptcy Code with respect to the enforceability of its obligations under this letter.

(d)                                 This letter may be amended only by an instrument signed in writing executed by each of the parties hereto and the Administrative Agent.

(e)                                  None of the rights or obligations under this letter may be assigned or transferred without the prior written consent of each party hereto and the Administrative Agent.

(f)                                   The Administrative Agent may enforce the terms of Section 2 and Section 3 above and Section 6(b) and Section 6(c) above against the Sponsors and

(2)           NTD: Account details of the Collateral Accounts.

Exhibit J to Margin Loan Agreement

for these purposes the undertaking in Section 2 and the representation and warranties in Section 3 will be deemed to be made to it.

(g)                                  Each provision of this letter shall be enforceable independently of each other provision and its validity shall not be affected if any other provision is invalid. If any provision of this letter is void but would be valid if some part of it were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

(h)                                 The rights of each party under this letter may be exercised as often as necessary, are cumulative and not exclusive of rights and remedies provided by law and may be waived only in writing and specifically. Delay in exercising or non-exercise of any such right is not a waiver of that right.

(i)                                     A waiver (whether expressed or implied) by one party to this letter of any provision of this letter or of any breach of or default by a party in performing any provision of this letter shall not constitute a continuing waiver and the waiver shall not prevent the waiving party from subsequently enforcing any provision of this letter not waived or from acting on any subsequent breach of or default by the other party under any provision of this letter.

(j)                                    This letter may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same letter, and any party may enter into this letter by executing a counterpart.

7.                                      Governing law; Submission to jurisdiction; Waiver of jury trial.

(a)                                 The provisions of Section 8.07 of the Loan Agreement shall apply to the parties hereto mutatis mutandis to the same extent as such provisions apply to the parties to the Loan Agreement.

Please acknowledge your agreement to, and acceptance of, the terms of this letter by signing where indicated below.

Exhibit J to Margin Loan Agreement

For and on behalf of	For and on behalf of
Starwood Opportunity Fund XI Global, L.P.	Starwood Opportunity Fund XI U.S. Private SAR, L.P.

For and on behalf of
Starwood Opportunity Fund XI U.S. Institutional SAR, L.P.

We confirm that we acknowledge, agree and accept the terms of this letter and intend to be legally bound by its terms.

For and on behalf of
SAR Public Holdings, L.L.C.
as the Borrower

For and on behalf of
SOF-XI U.S. Private SAR Holdings, L.P.

For and on behalf of
SOF-XI U.S. Institutional SAR Holdings, L.P.

Date:     [•]

Exhibit J to Margin Loan Agreement